Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GTT COMMUNICATIONS, INC.,

GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC.,

GTT USNI, INC.,

AMERICAN BROADBAND, INC.
d/b/a UNITED NETWORK SERVICES, INC.,

AND

Francis D. John, as Stockholder Representative

Dated as of October 1, 2014

i

(continued)

(continued)

(continued)

Agreement Schedules

Schedule 1.1(a)	Executive Employment Agreements and Severance Agreements and Deferred Severance Payments
Schedule 2.13	Accounting Methodologies
Schedule 7.4(a)	Company Material Consents
Schedule 7.4(b)	Purchaser Material Consents
Schedule 7.5	Resignations
Schedule 7.8	Indemnification Agreements
Schedule 7.12	Excluded Affiliate Agreements
Schedule 8.1(f)	Required Warrant Termination Agreements

Disclosure Schedules

Section 3.1	Organization and Good Standing
Section 3.3(a)	Third Party Consents
Section 3.3(b)	No Conflicts with Orders
Section 3.4(b)	Stockholders
Section 3.5	Subsidiaries
Section 3.8	Absence of Certain Developments
Section 3.9	Taxes
Section 3.11(a)	Company Intellectual Property
Section 3.11(b)	Rights to Company Intellectual Property
Section 3.12(a)	Material Contracts
Section 3.12(b)	Defaults Under Material Contracts
Section 3.13(a)	Company Benefit Plans
Section 3.13(e)	Post-Employment Health Benefits
Section 3.14(f)	Employment and Contractor Agreements
Section 3.15	Litigation
Section 3.16(b)	Permits
Section 3.17	Environmental Matters
Section 3.18	Banks
Section 3.19	Insurance
Section 3.20	Real Property
Section 3.21	Transactions with Affiliates, Stockholders, Officers, Directors and Others
Section 3.22(a)	Material Contracts
Section 3.22(b)	Material Suppliers

Exhibits

Exhibit A	Letter of Transmittal
Exhibit B	Warrant Termination Agreement
Exhibit C	Written Consent
Exhibit D	Termination Agreement and Release

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 1, 2014 (the “Agreement”), by and among GTT Communications, Inc., a Delaware corporation (“Parent”), Global Telecom & Technology Americas, Inc., a Virginia corporation and wholly owned subsidiary of Parent (“Purchaser”), GTT USNI, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser (“Merger Sub”), American Broadband, Inc. d/b/a United Network Services, Inc., a Delaware corporation (the “Company”), and Francis D. John, as the representative of the Company’s stockholders (the “Stockholder Representative”).

R E C I T A L S:

Purchaser desires to acquire the Company through the merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”), with the Company being the surviving corporation in the Merger.

The Board of Directors of each of Parent, Purchaser, Merger Sub and the Company have each determined that it is advisable for, and in the best interest of, their respective stockholders for Purchaser to acquire the Company through the Merger, after which the Company shall be a wholly owned subsidiary of Purchaser.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1                               Certain Definitions.

(a)                                 For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“2013 Financial Statements” has the meaning set forth in Section 3.6(a).

“Accounts Receivable” has the meaning set forth in Section 3.6(c).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, known inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or known investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introduction to this Agreement.

“Assets” has the meaning set forth in Section 3.10.

“Audited Financial Statements” has the meaning set forth in Section 3.6(a).

“Balance Sheet” has the meaning set forth in Section 3.6(a).

“Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Basket” has the meaning set forth in Section 9.4(a).

“Business Day” means any day of the year, excluding weekends, on which national banking institutions in Washington, D.C. are open to the public for conducting business and are not required or authorized to close.

“Business Employee” means any individual currently employed, whether on a temporary or permanent basis, by the Company or any Subsidiary as of the date hereof.

“Cap” has the meaning set forth in Section 9.4(a).

“Cash Consideration” means $26,000,000.

“Certificate” has the meaning set forth in Section 2.8(a).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Charter Documents” has the meaning set forth in Section 3.3(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the close of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Merger Consideration” means an amount equal to the Preliminary Purchase Price, plus (a) the Estimated Closing Adjustment (if positive), plus (b) the aggregate exercise prices of all In-Money Warrants (other than Out-of-Money Warrants), minus (1) the Holdback Amount, minus (2) the outstanding Indebtedness of the Company as of the close of business on the Closing Date, minus (3) the amount of unpaid Company Transaction Expenses as of the close of business on the Closing Date, minus (4) the Estimated Closing Adjustment (if negative), and minus (5) any Severance Payments.  The parties agree that all deductions of items (2) through (5) shall first be deducted from the Cash Consideration Amount and then from the Parent Common Stock and Cash Consideration amount.

“Closing Per Share Merger Consideration” means (a) the Closing Merger Consideration, divided by (b) the Fully Diluted Share Number.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying the amount of Company Transaction Expenses remaining unpaid as of the close of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.13(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introduction to this Agreement.

“Company Benefit Plan” has the meaning set forth in Section 3.13(a).

“Company Board” has the meaning set forth in Section 3.23.

“Company Common Stock” means the Common Stock, par value $0.01 of the Company.

“Company Documents” has the meaning set forth in Section 3.2.

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company IT Assets” has the meaning set forth in Section 3.11(f).

“Company Material Adverse Effect” means any fact, circumstance, event, occurrence, development, change or effect that, individually or in the aggregate, has or could reasonably be likely to have an adverse effect that is material on (i) the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any changes or effects resulting directly or indirectly from (a) general changes in economic, geographic, market, financial, credit or capital markets, regulatory or political conditions in the United States, (b) terrorism, war or the outbreak of hostilities in the United States, whether commencing before or after the date of this Agreement, (c) changes in conditions generally applicable to the industries in which the Company and its Subsidiaries operate if and to the extent that any such change does not disproportionately affect the Company and its Subsidiaries, (d) changes in the Law or accounting regulations or principles or interpretations thereof if and to the extent that any such change does not disproportionately affect the Company and its Subsidiaries compared to other participants in the Company’s industry, (e) changes as a result of any action consented to in writing by Purchaser or otherwise contemplated or required by this Agreement, or (f) announcement of the transactions contemplated by this Agreement; or (ii) the ability of the Company or the Stockholders to consummate the transactions contemplated by this Agreement.

“Company Material Consents” has the meaning set forth in Section 7.4(a).

“Company Software and Technology” means all Software and Technology that is used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company or any of its Subsidiaries.

“Company Transaction Expenses” means the fees and expenses incurred on or before the Closing Date and payable by the Company or any of its Subsidiaries to McGuireWoods LLP, Q Advisors, LLC or any other third parties related to or arising out of the contemplated sale of the Company and/or any Subsidiary of the Company, including travel, legal, accounting, investment banking, other professional fees, and the cost of the D&O Tail Policy.

“Confidentiality Agreement” has the meaning set forth in Section 7.6(a).

“Consideration Spreadsheet” has the meaning set forth in Section 2.14(a).

“Contract” means any contract, lease, deed, mortgage, license, instrument, notes, commitment, undertaking, indenture, joint venture, and any other agreement, commitment and legally binding arrangement, whether written or oral.

“Copyrights” has the meaning set forth in Section 1.1(a) in the Intellectual Property definition.

“Current Assets” means cash and cash equivalents, accounts receivable with respect to services rendered prior to Closing (net of allowance for doubtful accounts), inventory, short-term investments, deposits (including lease deposits), retainers, and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Purchaser will not receive the benefit following the Closing, (b) deferred and income Tax assets, (c) receivables from any of the Company’s Affiliates, directors, Business Employees, officers or Stockholders and any of their respective Affiliates, determined in accordance with GAAP, (d) accrued revenue in respect of services to be provided after the Closing, and (e) deferred non-recurring costs.  For purposes of calculating the Closing Working Capital, any accounts receivable that were included as a Current Asset in the Estimated Closing Working Capital calculation that are not collected within 90 days of the Closing Date, shall be excluded from the definition of Current Assets in the Closing Working Capital calculation.

“Current Liabilities” means accounts payable (with respect to services rendered prior to Closing), accrued sales commissions, committed but unaccrued capital expenditures, deferred revenue, current long-term payables, accrued Taxes, accrued expenses, and one-half of any FCC Filing Fees (to be paid by the Company), but excluding (a) deferred revenue in respect of services to be provided after Closing, (b) payables to any of the Company’s Affiliates, directors, Business Employees, officers or Stockholders and any of their respective Affiliates, (c) deferred Tax liabilities, (d) accrued income Taxes, (e) Company Transaction Expenses, (f) any Indebtedness of the Company as of the close of business on the Closing Date, and (g) deferred non-recurring revenue, determined in accordance with GAAP.

“D&O Indemnifying Parties” has the meaning set forth in Section 7.8(b).

“D&O Indemnitees” has the meaning set forth in Section 7.8(a).

“D&O Tail Policy” has the meaning set forth in Section 7.8(c).

“Data Sales Equipment Lease” means that certain that certain Master Equipment Lease, dated August 2012, between the Company and Data Sales Co., Inc. and all attachments and schedules thereto.

“Deferred Severance Payments” means the payments set forth on Schedule 1.1(a), under the heading “Deferred Severance Payments,” which shall be retained by Purchaser for inclusion in the Holdback Amount and distribution to the Stockholders and Warrantholders in the same manner as any amounts to be distributed pursuant to Section 9.5 on the date that is one (1) year after the Closing Date, unless as of such date all conditions precedent to the payment of such Deferred Severance Payments have been satisfied.

“Delivery Date” has the meaning set forth in Section 2.13(a).

“DGCL” has the meaning set forth in the Recitals to this Agreement.

“Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article III.

“Disputed Amounts” has the meaning set forth in Section 2.13(c)(iii).

“Disputed Claim” has the meaning set forth in Section 9.6(g)(i).

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Body: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permits” has the meaning set forth in Section 3.17(a).

“Equity Interests” has the meaning set forth in Section 3.4(e).

“ERISA” has the meaning set forth in Section 3.13(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) which is or has at any relevant time been under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any of its Subsidiaries; or (ii) which together with the Company or any of its Subsidiaries is or was at any relevant time treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Adjustment” has the meaning set forth in Section 2.13(a)(ii).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.13(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.13(a)(i).

“Exchange Act” means the Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.8(b).

“Executive Employment Agreements” means the Employment Agreements set forth on Schedule 1.1(a).

“Expense Reimbursement Cap” means $100,000.

“FCC” means the Federal Communications Commission.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“FIRPTA Certificate” has the meaning set forth in Section 7.11(h).

“Fully Diluted Share Number” means (a) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus (b) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all In-Money Warrants outstanding immediately prior to the Effective Time (and excluding all Out-of-Money Warrants and Unvested Warrants, which shall be excluded from the calculation of the Fully Diluted Share Number).

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether supranational, foreign, federal, state, or local, or any agency, commission, instrumentality or authority thereof, any court, tribunal or arbitrator (public or private) or other quasi-governmental, self-regulatory, legislative or administrative body or organization, including, but not limited to, the Federal Communications Commission and state public utilities commissions.

“Guarantees” means all guarantees, surety bonds, fidelity bonds, performance bonds and letters of credit benefiting or issued on behalf of the Company or its Subsidiaries.

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

“Holdback Amount” means $4,000,000.

“In-Money Warrant” means a Warrant, other than an Out-of-Money Warrant, that is outstanding immediately prior to the Effective Time.

“Indebtedness” means, without duplication and with respect to the Company and its Subsidiaries, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g); provided, that the amount of the fair market value payment owed by the Company in connection with the Data Sales Lease Agreement shall be excluded from any Indebtedness amounts, but all remaining and past due lease payment amounts shall be included as Indebtedness amounts.

“Indebtedness Payoff Documents” means (i) payoff letters from the lenders under Indebtedness, in reasonable and customary form, evidencing the full repayment of the Indebtedness as of the Closing Date, together with (ii) customary recordable form UCC financing statement amendments to evidence the termination of such existing UCC financing statements recorded with respect to such Indebtedness, and customary recordable intellectual property releases, mortgage releases and other termination statements in order to evidence the termination of the liens, mortgages and security interests recorded with respect to Indebtedness, in each case, in form for filing promptly following the lender’s receipt of the Indebtedness payoff amounts.

“Indemnification Claim” has the meaning set forth in Section 9.6(a).

“Indemnification Claim Response Notice” has the meaning set forth in Section 9.6(f).

“Indemnified Party” has the meaning set forth in Section 9.6(a).

“Indemnifying Party” has the meaning set forth in Section 9.6(a).

“Independent Accountant” has the meaning set forth in Section 2.13(c)(iii).

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) all United States and foreign patents and applications therefor, including provisionals, continuations, divisionals, continuations-in-part, reissues, re-examinations or extensions of patent applications and patents issuing thereon or similar rights anywhere in the world inventions and discoveries including invention disclosures (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) all copyrights and registrations and applications therefor, works of authorship and mask work rights and all other rights corresponding thereto throughout the world (collectively, “Copyrights”); (iv) all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”), (iv) all Software and Technology; (v) all web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Intellectual Property Contracts” means all (i) Contracts under which any third party has been granted a license to use, distribute, display, transmit, broadcast, sell, or sublicense the use of any Company Intellectual Property or Company Software and Technology, (ii) Contracts under which any third party has granted to the Company or any of its Subsidiaries a license to use, distribute, display, transmit, broadcast, sell, or sublicense the use of any Technology, Software or Intellectual Property, (iii) Contracts relating to the transfer, development, creation, maintenance or use of Intellectual Property, Software or Technology, or the development or transmission of data, and (iv) consents, settlements or Orders governing the use, validity or enforceability of Intellectual Property, Software or Technology, in each case of subparts (i) through (iv), excluding non-exclusive licenses to “off the shelf” or commercially available binary code software and agreements not granting rights to Intellectual Property other than authorizing or restricting the use of data or information.

“Interim Balance Sheet” has the meaning set forth in Section 3.6(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“IRS” means the Internal Revenue Service.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Knowledge of the Company” means the actual knowledge of Francis John and Tim Kinnear, after reasonable inquiry of their respective direct reports.

“Law” means any international, foreign, federal, state, local law, statute, code, ordinance, rule, Order, regulation or treaty.

“Letter of Transmittal” has the meaning set forth in Section 2.8(c).

“Liability” means any liability, claim, Indebtedness, loss or obligation of any kind, whether direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, absolute, contingent, matured or unmatured, liquidated or unliquidated, disputed or undisputed, due or to become due and whether in contract, tort, strict liability or otherwise.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction or similar encumbrance.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Marks” has the meaning set forth in Section 1.1(a) in the Intellectual Property definition.

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Material Customers” has the meaning set forth in Section 3.22(a).

“Material Suppliers” has the meaning set forth in Section 3.22(b).

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” means the Closing Merger Consideration, together with those portions of the Holdback Amount and the Post-Closing Adjustment (if any) that the Stockholders and the Warrantholders become entitled to receive pursuant to the terms of this Agreement.

“Merger Sub” has the meaning set forth in the introduction to this Agreement.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body or mediator.

“Ordinary Course of Business” means the ordinary and usual course of the Company’s and its Subsidiaries’ businesses, consistent with their historical practices.

“Out-of-Money Warrants” means Warrants having an exercise price in excess of the Closing Per Share Merger Consideration.

“Parent” has the meaning set forth in the introduction to this Agreement.

“Parent Common Stock” means the Common Stock, par value $0.001, of the Parent.

“Parent Common Stock and Cash Consideration” means $10,000,000, payable (y) one-half in cash and (z) one-half in shares of Parent Common Stock; such number of shares shall be equal to such amount to be payable in Parent Common Stock divided by the Parent Stock Price.

“Parent Documents” has the meaning set forth in Section 6.1.

“Parent Stock Price” means the daily volume-weighted average sale price of a share of Parent Common Stock during the twenty (20) consecutive trading days immediately preceding the Closing Date.

“Patents” has the meaning set forth in Section 1.1(a) in the Intellectual Property definition.

“Per Diem Tax” has the meaning set forth in Section 7.11(b)(ii)(B)(II).

“Permits” means any approvals, authorizations, consents, licenses, permits, certificates, qualifications, registrations, franchises or similar documents or authority of, issued or granted by a Governmental Body.

“Permitted Liens” means (i) with respect to real property owned by the Company or its Subsidiaries, all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been made available to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings for which collection or enforcement is stayed; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business if the underlying obligations are not delinquent; (iv) with respect to real property owned by the Company or its Subsidiaries, zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that they do not, individually or in the aggregate, materially impair the use an operation of the real property as presently conducted; and (v) title of a lessor under a capital or operating lease.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Policies” has the meaning set forth in Section 3.19.

“Post-Closing Adjustment” has the meaning set forth in Section 2.13(b)(ii).

“Post-Closing Period” means any taxable period (or portion of any Straddle Period) beginning after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 7.11(a)(i).

“Preliminary Purchase Price” means (i) the Cash Consideration, plus (ii) the Parent Common Stock and Cash Consideration, plus (iii) the Holdback Amount.

“Pro Rata Share” means, with respect to any Stockholder or Warrantholder, such Person’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of shares of Company Common Stock owned of record by such Person as of immediately prior to the Effective time, plus the number of shares of Company Common Stock issuable upon exercise of all In-Money Warrants held by such Person as of immediately prior to the Effective Time (and excluding all Out-of-Money Warrants and Unvested Warrants), by (b) the Fully Diluted Share Number.

“PTO” has the meaning set forth in Section 3.11(a).

“Purchaser” has the meaning set forth in the introduction to this Agreement.

“Purchaser Documents” has the meaning set forth in Section 5.1.

“Purchaser Indemnitees” has the meaning set forth in Section 9.2.

“Purchaser Material Adverse Effect” means any fact, circumstance, event, occurrence, change or effect that, individually or in the aggregate, has resulted or could reasonably be expected to result in Purchaser or Merger Sub being unable to perform its obligations hereunder on a timely basis.

“Purchaser Material Consents” shall have the meaning set forth in Section 7.4(b).

“Purchaser Indemnified Third Party Claim” has the meaning set forth in Section 9.6(c).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Remaining Indemnity Claim” means, at any determination date, the aggregate amount that Purchaser determines is a reasonable estimate of the maximum Losses arising from any Disputed Claims on such determination date.

“Remedial Action” means all actions required by Environmental Laws to clean up, remove, treat or address any Hazardous Material in the environment at levels exceeding those allowed by applicable Environmental Laws, including pre-remedial studies and investigations or post-remedial monitoring and care.

“Representative Expenses” has the meaning set forth in Section 4.1(a).

“Representatives” means with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“Resolution Period” has the meaning set forth in Section 2.13(c)(ii).

“Response Period” has the meaning set forth in Section 9.6(c).

“Review Period” has the meaning set forth in Section 2.13(c)(i).

“SEC” has the meaning set forth in Section 6.5(a).

“SEC Documents” has the meaning set forth in Section 6.5(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Severance Agreements” means the Severance Agreements set forth on Schedule 1.1(a).

“Severance Payments” means (i) any and all cash payments and other benefits due under the Executive Employment Agreements or Severance Agreements in connection with the consummation of the Merger and (ii) any and all Deferred Severance Payments.

“Shareholders Agreement” means that certain American Broadband, Inc. d/b/a United Network Services, Inc. Shareholders Agreement, dated as of May 14, 2013, by and among the Company and the shareholders of the Company signatories thereto.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Statement of Objections” has the meaning set forth in Section 2.13(c)(ii).

“Stockholder” means a holder of Company Common Stock as of the Closing Date.

“Stockholder Approval” means the authorization and approval of this Agreement, the Merger and the other transactions contemplated hereby by holders of outstanding Company Common Stock representing at least two-thirds (2/3) of all shares of Company Common Stock outstanding as of immediately prior to the Closing and at least two-thirds (2/3) of the voting power of all shares of Company Common Stock outstanding as of immediately prior to the Closing, or, in each case, a majority of the shares of Company Common Stock, if such 2/3 requirement is waived in accordance with the Charter Documents.

“Stockholder Indemnified Third Party Claim” has the meaning set forth in Section 9.6(b).

“Stockholder Notice” has the meaning set forth in Section 7.3(b).

“Stockholder Representative” has the meaning set forth in the introduction to this Agreement.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Straddle Tax Returns” has the meaning set forth in Section 7.11(c)(ii).

“Subsidiary” means any Person of which fifty percent (50%) or more of the outstanding voting securities, other voting equity interests or equity interests are owned, directly or indirectly, by the pertinent Person; provided that if a Person is the general partner, managing member or otherwise controls such pertinent Person, such pertinent Person shall be deemed to be a Subsidiary.

“Survival Date” has the meaning set forth in Section 9.1.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Working Capital” has the meaning set forth in Section 2.13(a)(ii).

“Tax Dispute” has the meaning set forth in Section 7.11(b)(ii).

“Tax Dispute Date” has the meaning set forth in Section 7.11(b)(ii).

“Taxes” means (i) all federal, state, local or non-U.S. taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative or add-on minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, universal service fund charges, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) or this clause (ii).

“Taxing Authority” means each foreign, national, state, provincial or local government or any Governmental Body, including any administrative or regulatory authority, agency, court, commission, tribunal, body or instrumentality of any government that imposes, regulates, administers, collects or regulates the collection of Taxes in any applicable jurisdiction.

“Tax Return” means any return, declaration, report, estimate, information return or statement, including any schedule or attachment thereto and including any amendment thereof, required to be filed in respect of any Taxes.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Third-Party Claim” has the meaning set forth in Section 9.6(a).

“Trade Secrets” has the meaning set forth in Section 1.1 in the Intellectual Property definition.

“Undisputed Amounts” has the meaning set forth in Section 2.13(c)(iii).

“Unvested Warrant” means a Warrant that is unvested and outstanding immediately prior to the Effective Time.

“Warrant” means any warrant to purchase Company Common Stock and still outstanding as of immediately prior to the Effective Time.

“Warrant Termination Agreement” has the meaning set forth in Section 2.8(d).

“Warrantholder” means a holder of a Warrant.

“WARN Act” has the meaning set forth in Section 3.14(b).

“Written Consent” has the meaning set forth in Section 7.3(b).

(b)                                 Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)                                     Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)                                  Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

(iii)                               Exhibits/Schedules.  The Exhibits, Schedules, and Disclosure Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits, Schedules, and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit, Schedule, or Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)                              Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)                                 Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)                              Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)                           Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(c)                                  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II.

THE MERGER

2.1                               Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (a) at the Effective Time (as defined in Section 2.3), Merger Sub shall merge with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation after the Merger (the “Surviving Corporation”) and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the DGCL and other applicable Law.

2.2                               Closing Date.  Subject to the terms and conditions hereof, the consummation of the Merger as contemplated hereby (the “Closing”) shall take remotely via the exchange of documents (or at such other place as the parties may designate in writing) at 10:00 a.m. (Washington, D.C. time) on a date to be specified by the parties, which date shall be no later than the second Business Day after the satisfaction or waiver of the conditions to the Closing set forth in Sections 8.1 and 8.2 hereof, unless another time or date, or both are agreed to in writing by the parties hereto.  The date on which the

Closing shall be held is referred to in this Agreement as the “Closing Date”.  It is anticipated that the Closing will occur on October 1, 2014.

2.3                               Effective Time.  Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause, on the Closing Date, a certificate of merger (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware.  The Merger shall become effective on the date and at the time (the “Effective Time”) of filing of the Certificate of Merger.  If the Secretary of State of the State of Delaware requires any changes in the Certificate of Merger or this Agreement, as a condition to filing or to issuing its certificate to the effect that the Merger is effective, Merger Sub and the Company will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

2.4                               Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  In addition, without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a)                                 General Effect.  All the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

(b)                                 Certificate of Incorporation.  The certificate of incorporation of Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c)                                  Bylaws.  The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(d)                                 Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(e)                                  Officers.  The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.5                               Effect of Merger on Company Common Stock and Merger Sub.  As of the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Merger Sub or the Company, the following shall occur:

(a)                                 Stock of Merger Sub.  Each share of the Merger Sub’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)                                 Cancellation of Treasury Stock.  Each share of capital stock of the Company issued and outstanding immediately prior to the Effective Time that is owned by the Company (as treasury stock or otherwise) shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)                                  Treatment of Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall convert into the right to receive the Closing Per Share Merger Consideration, without interest, together with any amounts that may become payable in respect of such share of Company Common Stock in the future from the Holdback Amount or in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein.  All such shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist at the Effective Time, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration in accordance with this Section 2.5(c).  The holders of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall from and after the Effective Time cease to have any rights with respect to such shares of Company Common Stock, except payment of the Merger Consideration in accordance with this Section 2.5(c).

(d)                                 Fractional Shares.  The number of shares of Parent Common Stock into which a Stockholder’s shares of Company Common Stock are converted pursuant to this Article II shall be rounded down to the nearest whole number of shares of Parent Common Stock.  In lieu of any fractional shares of Parent Common Stock to which any Stockholder would otherwise be entitled (after aggregating, for each particular stock certificate representing Company Common Stock, all fractional shares of Company Common Stock to be received by such holder), such Stockholder shall receive from Purchaser an amount in cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Purchaser Stock Price.

2.6                               Treatment of Warrants and Corporate Actions.

(a)                                 At the Effective Time, each Warrant that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company, the Warrantholder or any other Person, cancelled and each Warrantholder shall cease to have any rights with respect thereto other than the right to receive with respect to In-Money Warrants (i) Closing Merger Consideration, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such In-Money Warrant, multiplied by (y) the excess of the Closing Per Share Merger Consideration over the per share exercise price under such In-

Money Warrant, and (ii) any amounts that may become payable in respect of such In-Money Warrant in the future from the Holdback Amount or in respect of the Post-Closing Adjustment, in each case, at the respective times and subject to the contingencies specified herein. After the Effective Time, each Warrantholder shall only be entitled to the payments described in this Section 2.6. For the avoidance of doubt, all Out-of-Money Warrants and Unvested Warrants shall be cancelled and shall not have any right to receive any consideration in respect thereof.

(b)                                 At or prior to the Effective Time, the Company and the Company Board shall adopt any resolutions and take any actions necessary to (i) effectuate the provisions of Section 2.6(a).

(c)                                  Fractional Shares.  The number of shares of Parent Common Stock into which a Warrantholder’s In-Money Warrants are converted pursuant to this Article II shall be rounded down to the nearest whole number of shares of Parent Common Stock.  In lieu of any fractional shares of Parent Common Stock to which any Warrantholder would otherwise be entitled, such Warrantholder shall receive from Purchaser an amount in cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Purchaser Stock Price.

2.7                               Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, including Section 2.5(c), Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Company Common Stock in accordance with Section 262 of the DGCL (such Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Company Common Stock) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.5(c), without interest thereon. The Company shall provide Purchaser prompt written notice of any demands received by the Company for appraisal of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Purchaser shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Purchaser, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

2.8                               Surrender and Payment.

(a)                                 At the Effective Time, all Company Common Stock and all Warrants outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.7, each holder of a certificate formerly representing any Company Common Stock (each, a “Certificate”) and each holder of record of a Warrant shall cease to have any rights as a stockholder of the Company or a holder of Warrants.

(b)                                 Prior to the Effective Time, Purchaser shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in the Merger.

(c)                                  As promptly as practicable following the date hereof and in any event not later than five (5) Business Days thereafter, the Exchange Agent shall mail to each holder of Company Common Stock a letter of transmittal in substantially the form attached as Exhibit A (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.5(c). No later than the later of (i) the Closing Date or (ii) subject to Section 2.12, two (2) Business Days after receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Exchange Agent or Parent may reasonably require in connection therewith, (1) the Exchange Agent shall pay to such Stockholder a cash amount, and (2) Parent shall issue such number of shares of Parent Common Stock as provided in Section 2.5(c) with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled. Unless otherwise provided herein, no interest shall be paid or shall accrue on consideration payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Company Common Stock (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.5(c). If after the Effective Time, any Certificate is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 2.8.

(d)                                 As promptly as practicable following the date hereof and in any event not later than five (5) Business Days thereafter, the Company shall mail to each Warrantholder a Warrant Termination Agreement substantially in the form attached as Exhibit B (a “Warrant Termination Agreement”) and instructions for completing, executing and returning such Warrant Termination Agreement in exchange for the applicable portion of the Merger Consideration pursuant to Section 2.6(a).  No later than the later of (i) the Closing Date or (ii) two (2) Business Days after receipt of a Warrant Termination Agreement duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith, (i) the Exchange Agent shall pay to such Warrantholder a cash amount, and (ii) the Parent shall issue such number of shares of Parent Common Stock as provided in Section 2.6(a) with respect to the In-Money Warrants in respect of which the Warrant Termination Agreement was delivered. Unless otherwise provided herein, no interest shall be paid or shall accrue on any Merger Consideration payable upon delivery of any Warrant Termination Agreement.

(e)                                  Each Stockholder and Warrantholder shall also be entitled to any amounts that may be payable in the future in respect of the Company Common Stock formerly represented by such Certificate and the cancelled In-Money Warrants from the Holdback Amount as provided in this Agreement and on account of the Post-Closing Adjustment, at the respective time and subject to the contingencies specified herein. Unless otherwise provided herein, no interest shall be paid or accrued for the benefit of Stockholders or Warrantholders on the Merger Consideration.

(f)                                   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(g)                                  Each holder of a Certificate or In-Money Warrant who has not theretofore complied with the exchange procedures set forth in and contemplated by this Section 2.8 shall look only to Purchaser (subject to abandoned property, escheat and similar applicable Law) for its claim, only as a general unsecured creditor thereof, to any portion of the Merger Consideration payable or issuable pursuant to this Agreement in respect of such Certificate or In-Money Warrant.  Notwithstanding anything to the contrary contained herein, if any Certificate or In-Money Warrant has not been surrendered prior to the earlier of the first anniversary of the Effective Time and such date on which the applicable portion of the Merger Consideration payable or issuable pursuant to this Agreement in respect of such Certificate or In-Money Warrant would otherwise escheat to, or become the property of, any Governmental Body, any amounts payable in respect of such Certificate or In-Money Warrant shall, to the extent permitted by Law, become the property of Purchaser, free and clear of all claims or interests of any Person previously entitled thereto.

(h)                                 Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Purchaser, upon demand.

2.9                               No Further Ownership Rights in Company Common Stock And Warrants.  All Merger Consideration paid or payable upon the surrender of Certificates, and all Merger Consideration paid or payable in respect of the Warrants, in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificate and such Warrants, and from and after the Effective Time, there shall be no further registration of transfers of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

2.10                        Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

2.11                        Withholding Rights.  Each of the Exchange Agent, Purchaser, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law; provided that, the Exchange Agent, Purchaser, Merger Sub or Surviving Corporation, as applicable, shall use reasonable commercial efforts to provide such Person with notice of such withholding obligation at least three (3) days prior to the withholding of such amounts. To the extent that amounts are so deducted and withheld by the Exchange Agent, Purchaser, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Purchaser, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

2.12                        Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such Person of a bond, in such reasonable amount as Purchaser may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

2.13                        Working Capital Adjustment.

(a)                                 Closing Adjustment.

(i)                                     At least two (2) Business Days before the Closing, the Company shall prepare and deliver to Purchaser a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), both prepared in accordance with GAAP, using the same methodologies as are set forth on Schedule 2.13.

(ii)                                  The “Estimated Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus $-2,000,000 (the “Target Working Capital”).

(b)                                 Post-Closing Adjustment.

(i)                                     Within 120 days after the Closing Date, Purchaser shall prepare and deliver to Stockholder Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of Closing Working Capital (the “Closing Working Capital Statement”), both prepared in accordance with GAAP, using the same methodologies as are set forth on Schedule 2.13.

(ii)                                  The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital.

(c)                                  Examination and Review.

(i)                                     Examination. After receipt of the Closing Working Capital Statement, Stockholder Representative shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Stockholder Representative and its accountants shall have reasonable access to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, Purchaser and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Purchaser’s possession) relating to the Closing Working Capital Statement as Stockholder Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Surviving Corporation.

(ii)                                  Objection. On or prior to the last day of the Review Period, Stockholder Representative may object to the Closing Working Capital Statement by delivering to Purchaser a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Stockholder Representative. If Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Stockholder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Purchaser and Stockholder Representative, shall be final and binding.

(iii)                               Resolution of Disputes. If Stockholder Representative and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Grassi & Co. or, if Grassi & Co. is unable to serve, Purchaser and Stockholder Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve only the Disputed Amounts and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement.  Any Undisputed Amounts shall be deemed accepted by the parties.  The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)                              Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative (on behalf of the Stockholders and Warrantholders), on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholder Representative or Purchaser, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and Purchaser. Any such fees and expenses payable by the Stockholder Representative shall be payable from the Holdback Amount, subject to the Expense Reimbursement Cap.

(v)                                 Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)                                 Payment of Post-Closing Adjustment.

(i)                                     If the Post-Closing Adjustment is a negative number, Purchaser shall deduct from the Holdback Amount an amount equal to the Post-Closing Adjustment.

(ii)                                  If the Post-Closing Adjustment is a positive number, Purchaser shall add to the Holdback Amount an amount equal to the Post-Closing Adjustment.

(e)                                  Adjustments for Tax Purposes. Any payments made pursuant to Section 2.13 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

2.14                        Consideration Spreadsheet.

(a)                                 At least two (2) Business Days before the Closing and concurrently with the delivery of the Estimated Closing Working Capital Statement, the Company shall prepare and deliver to Purchaser a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Financial Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Date, the following:

(i)                                     the names and addresses of all Stockholders and the number of shares of Company Common Stock held by such Persons based on the books and records of the Company;

(ii)                                  the names and addresses of all Warrantholders, together with the number of shares of Company Common Stock subject to Warrants held by such Warrantholders, the grant date, exercise price and vesting schedule for such Warrants;

(iii)                               detailed calculations of the Closing Merger Consideration, Fully Diluted Share Number and Closing Per Share Merger Consideration;

(iv)                              each Stockholder’s and Warrantholder’s Pro Rata Share (as a percentage interest and the interest in dollar and share terms) of the Closing Merger Consideration;

(v)                                 each Stockholder’s and Warrantholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the Holdback Amount; and

(vi)                              detailed calculations of all Severance Payments.

(b)                                 The parties agree that Purchaser and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under this Agreement and Purchaser and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), unless otherwise expressly provided herein.  Each item disclosed in the schedules to this Agreement (the “Disclosure Schedules”) shall constitute an exception to the representations and warranties to which it makes a specific reference and to any other representations and warranties to which the applicability of such item is readily apparent.  Other than with respect to Section 3.2 and Section 3.4(a), all representations and warranties set forth in this Article III that are made with respect to Company shall also be deemed to be made with respect to each of the Company’s Subsidiaries and all references to the Company shall be deemed to be references to the Company and its Subsidiaries.

3.1                               Organization and Good Standing.  The Company is a corporation and each of its Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the state of their respective incorporation or organization, and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of the jurisdictions set forth on Section 3.1 of the Disclosure Schedules and each other jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company is not in default or violation of any provisions of its Charter Documents.

3.2                               Authorization of Agreement.  Subject to the receipt of the consents listed on Sections 3.3(a) and 3.3(b) of the Disclosure Schedules, the Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Company Documents”), and to perform its obligations and consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Company Documents and, after giving effect to the Stockholder Approval, the consummation of the transactions contemplated hereby and thereby will have been duly authorized by all requisite corporate action on the part of the Company.  The Stockholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Company Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and the Company Documents constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3                               Conflicts; Consents of Third Parties.

(a)                                 The execution and delivery by the Company of this Agreement or the Company Documents does not, and except as set forth on Sections 3.3(a) and 3.3(b) of the Disclosure Schedules, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, diminution or payment under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of the Company or any Subsidiary (“Charter Documents”); (ii) any Material Contract to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound; (iii) any other Contract to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound; (iv) any Permits issued to the Company; or (v) any applicable Law or any Order of any Governmental Body applicable to the Company or any Subsidiary or by which any of the properties or assets of the Company or any Subsidiary are bound, other than, in the case of clause (iii), such conflicts, violations, defaults, terminations, cancellations, accelerations, diminutions or payments that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Other than the filing and acceptance of the Certificate of Merger, no consent, waiver, approval, Order, or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company or any Subsidiary with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, Orders, or authorizations as are specified on Section 3.3(b) of the Disclosure Schedules.

3.4                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock, of which 1,200,000 shares are issued and outstanding immediately prior to the Closing.

(b)                                 Section 3.4(b) of the Disclosure Schedules sets forth, as of the date hereof, (i) the name of each Person that is the registered owner of any shares of Company Common Stock and the number of shares owned by such Person, and (ii) a list of all holders of outstanding Warrants, including the number of shares of Company Common Stock subject to each such Warrant, the grant date, exercise price and vesting schedule for such Warrant, the extent to which such Warrant is vested and exercisable and the date on which such Warrant expires.

(c)                                  Subject to all rights and obligations set forth in the Charter Documents and the Shareholders Agreement, except for currently outstanding Warrants to purchase 12,121.19 shares of Company Common Stock, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

(d)                                 Subject to all rights and obligations set forth in the Charter Documents and the Shareholders Agreement, all issued and outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the exercise of Warrants, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Charter Documents or any agreement to which the Company is a party; and (iii) free of any Liens created by the Company in respect thereof. All issued and outstanding shares of Company Common Stock and Warrants were issued in compliance with applicable Law.

(e)                                  No outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights (“Equity Interests”) with respect to the Company or any of its securities.

(f)                                   All distributions, dividends, repurchases and redemptions of the capital stock (or other Equity Interests) of the Company were undertaken in compliance with the Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

3.5                               Subsidiaries.  The Company’s Subsidiaries are set forth on Section 3.5 of the Disclosure Schedules.  The issued and outstanding capital stock of each of the Company’s Subsidiaries is set forth on Section 3.5 of the Disclosure Schedules and is owned by the Company, free and clear of all Liens.  All of the issued and outstanding equity of the Company’s Subsidiaries has been duly authorized for issuance and is validly issued, fully paid and non-assessable, and not issued in violation of any preemptive or similar rights.  Other than such Subsidiaries, the Company does not directly or indirectly own any equity interest or securities in any Person and is not a participant in any joint venture, partnership or similar arrangement.

3.6                               Financial Statements.

(a)                                 Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2013 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended (“2013 Financial Statements”), audited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2012 and 2011 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the 2013 Financial Statements and the Audited Financial Statements, the “Financial Statements”) have been delivered to Purchaser.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2014 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b)                                 The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and any Subsidiary are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and any Subsidiary and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  None of the Company, any Subsidiary, the Company’s independent auditors and, to the Knowledge of the Company, any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves Company’s or any Subsidiary’s management or other current or former employees, consultants directors of Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary, or any claim or allegation regarding any of the foregoing.  Neither the Company, nor any Subsidiary and, to the Knowledge of the Company, any Representative of the Company or any Subsidiary has received any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements.

(c)                                  All accounts receivable of the Company that are reflected on the Interim Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent obligations arising from sales actually made or services actually performed or billed in advance in the Ordinary Course of Business or deposits made per contractual terms.  There is no contest, claim, or right of set-off under any Material Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

3.7                               No Undisclosed Liabilities.  The Company and its Subsidiaries do not have any Liabilities, other than (i) Liabilities reflected in, reserved against or otherwise described on the Interim Balance Sheet or in the notes thereto in accordance with GAAP, (ii) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date (none of which relates to any breach of Contract, breach of warranty, tort, infringement or violation of Law or arose out of any Action or claim), and (iii) Liabilities incurred in connection with the transactions contemplated hereby.  The Company and its Subsidiaries are not a party to any off-balance sheet financing arrangements.

3.8                               Absence of Certain Developments.  Since the Balance Sheet Date, except as contemplated by this Agreement or as set forth on Section 3.8 of the Disclosure Schedules, (i) the Company has conducted its business only in the Ordinary Course of Business, (ii) there has not been any event, change, occurrence or circumstance that has had a Company Material Adverse Effect and (iii) the Company has not taken any of the actions described in Section 7.2(b).

3.9                               Taxes.  Except as set forth on Section 3.9 of the Disclosure Schedules:

(a)                                 The Company and each Subsidiary have timely filed all Tax Returns required to be filed on or before the date hereof, and all Taxes shown thereon have been paid. All such Tax Returns are true, correct and complete in all material respects.  All Taxes of the Company and each Subsidiary that are due and payable (whether or not shown as due on a Tax Return) have been timely paid or reserved on the books and records of the applicable Company and Subsidiary.  There are no unpaid assessments for additional Taxes of the Company and each Subsidiary for any taxable period.  Neither the Company nor any Subsidiary has received any written notice of any dispute or claim concerning any possible additional Tax Liability.  Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time in which to file any Tax Return.  Each of the Company and each Subsidiary has (i) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and (ii) timely paid all employment Taxes required by applicable Laws, plans, arrangements and agreements.  There are no Liens for Taxes upon any of the Company’s or any Subsidiary’s assets, other than Permitted Liens.

(b)                                 The Tax Returns filed by the Company and the Subsidiaries and the Taxes payable by each of them for all years beginning after December 31, 2009 have not been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Taxing Authority, and no audit, action, suit, proceeding, claim, examination, deficiency or assessment with respect to the Tax Returns, or the Taxes payable, of the Company and each Subsidiary is currently pending or, to the Knowledge of the Company, threatened.  Neither the Company nor any Subsidiary has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency that remains outstanding.  No power of attorney granted by the Company or any Subsidiary with respect to any Taxes is currently in force.  Neither the Company nor any Subsidiary has a request for a private letter ruling, a request for technical advice, an application for a change of any method of accounting, or other similar requests presently pending or currently in force with any Taxing Authority.  Neither the Company nor any Subsidiary is now, or has ever been, a “United States real property holding corporation” within the meaning of Code Section 897(c).  Neither the Company nor any Subsidiary has been, in the past five years, a party to a transaction (i) reported or intended to qualify as a reorganization under Code Section 368, or (ii) reported or intended to qualify as a distribution governed by Code Sections 355, 356 or 361.

(c)                                  The Company has made available to Purchaser (i) true, correct and complete copies of all Tax Returns filed by the Company and each of the Subsidiaries for all years beginning after December 31, 2009, and (ii) true, correct and complete copies of all notices of deficiencies, notices of proposed adjustments, notices of assessments, revenue agent reports, closing agreements, settlement agreements, information document requests, protests, and any other similar documents, notice, or correspondence, in each case, that the Company and each Subsidiary (or a representative of the Company and each Subsidiary) has received from, sent to, or entered into with the IRS or any other Taxing Authority since December 31, 2009.  No written claim has been received by the Company or any Subsidiary from any Taxing Authority since December 31, 2009 that the Company or such Subsidiary has not properly paid Taxes or filed Tax Returns in a jurisdiction in which such Company or Subsidiary does not file a Tax Return.

(d)                                 Neither the Company nor any Subsidiary has ever been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes, other than any such group of which the Company is or was the common parent.  Neither of the Company nor any Subsidiary is liable for Taxes of any other Person as a result of transferee liability, successor liability, joint and/or several liability (including pursuant to Treasury Regulation Section 1.1502-6 (or similar provisions of state, local or non-U.S. Law)), contractual liability, or otherwise.

(e)                                  Neither the Company nor any Subsidiary has (i) participated or engaged in any transaction, or taken any Tax Return position, described in Treasury Regulation Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax law) or (ii) participated or engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax law).

(f)                                   Neither the Company nor any Subsidiary is required to include an item of income, or exclude an item of deduction, for Tax purposes for any period ending on or after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of foreign, state, or local Law); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income tax purposes (or any similar doctrine for foreign, state or local Tax purposes); (iii) prepaid amounts received on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date; (v) intercompany transactions or any excess loss account (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income tax law); or (vi) an agreement (including a “closing agreement” within the meaning of Code Section 7121) entered into with any Taxing Authority on or prior to the Closing Date.  Neither of the Company nor any Subsidiary has made an election (including a protective election) under Code Section 108(i) to defer any income.  Neither the Company nor any Subsidiary has any “long-term contracts” subject to a method of accounting under Code Section 460.

(g)                                  There is no contract, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of the Company or any Subsidiary that, individually or collectively, could, in each case in connection with the consummation of the transactions contemplated by this Agreement, give rise to a (or already has resulted in a) payment by the Company or such Subsidiary (or the provision by the Company or such Subsidiary of any other benefit such as accelerated vesting) that would not be deductible by reason of Code Section 280G or subject to an excise tax under Code Section 4999.

3.10                        Assets.  The Company owns, leases or has the legal right to use all of the properties and assets, tangible or intangible, reflected in the Interim Balance Sheet and all other material properties and assets, tangible or intangible, used in the conduct of its business (all properties and assets of the Company being the “Assets”).  The Company has good title to, or, in the case of licensed or leased Assets, valid and subsisting leasehold interests in or license of, all of its Assets, free and clear of all Liens, except for Permitted Liens.  All such Assets are in all material respects in reasonable operating condition and repair, normal wear and tear excepted, and are suitable for the purposes for which they are currently used.

3.11                        Intellectual Property.

(a)                                 Section 3.11(a) of the Disclosure Schedules lists all registrations and applications for registration of Company Intellectual Property.  Section 3.11(a) of the Disclosure Schedules lists any third party claims pending against Company before any court, tribunal (including the United States Patent and Trademark Office (“PTO”) or equivalent authority anywhere in the world) directed to any of the Company Intellectual Property. To the Knowledge of the Company, all registered Company Intellectual Property is valid, subsisting and enforceable and in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use).  There are no actions that must be taken by the Company within 120 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purpose of obtaining, maintaining, perfecting or preserving or renewing any registered Company Intellectual Property.  To the Knowledge of the Company, no facts or circumstances exist that would render any registered Company Intellectual Property invalid or unenforceable.

(b)                                 Except as set forth on Section 3.11(b) of the Disclosure Schedules, the Company owns the exclusive right, title and interest in all Company Intellectual Property, or, to the Knowledge of the Company, has the right to use pursuant to a valid license all other material Intellectual Property used by the Company, and in each case free and clear of all Liens.  Except as set forth on Section 3.11(b) of the Disclosure Schedules, during the three year period ending as of the Closing Date, the Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was material Company Intellectual Property, to any other Person.  Each Person, including each past and present employee, independent contractor or consultant, who conceived, developed or created or participated in creating any part of any material Company Intellectual Property for or on behalf of the Company, has executed a valid and, to the Knowledge of the Company, enforceable agreement with the Company, as applicable, that (i) conveys to the Company any and all right, title and interest in and to all Intellectual Property developed or contributed to by such Person in connection with such Person’s engagement with the Company, (ii) requires such Person, during and after the term of employment or Contract, to cooperate with the Company in the prosecution of any application to register or protect any Intellectual Property filed in connection with such Intellectual Property, and (iii) obligates the employee, consultant or independent contractor to keep any confidential information of the Company, including Trade Secrets, confidential both during and, for a reasonable time, after the term of employment or Contract.

(c)                                  To the Knowledge of the Company, the conduct of the Company’s business or any act, product, technology or service (including products, technology or services currently under development) of the Company has not and does not infringe, misappropriate, or otherwise violate any rights of any third party in any Intellectual Property (including the right to privacy or publicity), or constitute unfair competition or trade practices under any Law, and the Company has not received any notice of any of the foregoing.  There are no current or, to the Knowledge of the Company, threatened Actions or claims contesting the ownership, use, validity or enforceability of any Company Intellectual Property, or claiming that the Company has infringed, violated, or misappropriated the Intellectual Property of any third party nor, to the Knowledge of the Company, are there any facts or circumstances that would form the basis for any claim of infringement or unauthorized use by any Person against the Company, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property.  To the Knowledge of the Company, there is no continuing infringement, violation or misappropriation by any third party of any Company Intellectual Property.

(d)                                 The Company has used its reasonable business judgment in determining when to take commercially reasonable measures to protect and maintain the confidentiality and value of Trade Secrets and other confidential information used or held for use in connection with the operation of its business as currently conducted or proposed to be conducted.

(e)                                  The consummation of the transactions contemplated by this Agreement will not result in Company losing any right to any Intellectual Property.  Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in (i) the Company or the Purchaser granting to any third party any right with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) either the Company or Purchaser being bound by, or subject to, any noncompete or other restriction on the operation or scope of their respective businesses, or (iii) either the Company or Purchaser being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company prior to the Closing.

(f)                                   The IT Assets owned, used or held for use by the Company (the “Company IT Assets”) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company as currently conducted.  The Company IT Assets have not materially malfunctioned or failed and do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) materially disrupt or adversely affect the functionality of any Company IT Assets or other Software or Technology, except as disclosed in their documentation, or (ii) enable or assist any Person to access without authorization any Company IT Assets.  The Company has implemented reasonable backup, security and disaster recovery technology consistent with industry practices, and, to the Knowledge of the Company, no Person has gained unauthorized access to any Company IT Assets within the past two (2) years.

(g)                                  The Company maintains policies and procedures regarding data security, privacy, and personal information that are commercially reasonable and, in any event, comply in all material respects with all obligations to its customers or to other data subjects, and with all applicable Laws.  The use and dissemination of personal information by the Company is in compliance in all material respects with applicable privacy policies, terms of use, customer agreements and applicable Law. The transactions contemplated to be consummated hereunder as of the Closing will not violate any agreement between the Company and any third party with regard to the use, dissemination or transfer of any personal information. To the Knowledge of the Company, there has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to or unauthorized use of, any personal information stored by or on behalf of the Company.

3.12                        Material Contracts.

(a)                                 Section 3.12(a) of the Disclosure Schedules lists the following Contracts to which the Company is a party or by which it is bound (collectively, the “Material Contracts”) , a complete and correct copy of each of which has been made available to Purchaser:

(i)                                     Contracts with any Stockholder or any current officer or director or Affiliate of the Company;

(ii)                                  Contracts with (a) Material Customers and (b) Material Suppliers);

(iii)                               Contracts with any labor union or association representing any Business Employee;

(iv)                              Contracts for the sale of any of the assets of the Company, other than sales in the Ordinary Course of Business, for consideration, individually or in the aggregate, in excess of $100,000;

(v)                                 Contracts with respect to Indebtedness, including hedges, factoring, swaps and similar agreements and Contracts under which the Company has made or committed to make advances or loans to any other Person (other than trade receivables in the Ordinary Course of Business);

(vi)                              (a) management agreements or Contracts for the employment of any director, officer, Business Employee or other Person on a full-time, part-time, consulting or other basis, excluding at-will employment agreements that are terminable without penalty or other payment, (b) Contracts with any director, officer, Business Employee or other Person providing for payment of cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or severance, salary continuation or other post-employment benefits, or (c) Contracts with any director, officer, Business Employee or other Person (i) with an annual base cash compensation in excess of $100,000, or (ii) containing noncompete and/or nonsolicit provisions;

(vii)                           all Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and providing for payment of cash or other compensation or benefits of $100,000 or more per year;

(viii)                        Contracts relating to the rental or use of real property, equipment, vehicles, other personal property or fixtures, except for Contracts not involving the lease of real property individually involving payment of annual rentals or sums less than $100,000;

(ix)                              Contracts restricting the Company from engaging in any line of business or competing with any Person or in any geographical area, limiting the ability of the Company to solicit or hire or engage in transactions with employees, suppliers or customers of another Person, granting exclusivity (including with respect to any product) in favor of another Person, or containing any “most favored nation” or other preferred pricing provision;

(x)                                 Guarantees, specifying the maximum amount of each such Guarantee and whether the Guarantee is a non-contract Guarantee in bond form;

(xi)                              Contracts that involve payments to or by the Company in excess of $150,000 per year;

(xii)                           Contracts involving the payment by the Company or the Subsidiary of any earn-out, deferred or contingent payment, or other indemnification or material obligations remain outstanding;

(xiii)                        any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(xiv)                       all Contracts whereby the Company has issued a Person a Warrant;

(xv)                          any agreement concerning a partnership or joint venture;

(xvi)                       Intellectual Property Contracts; and

(xvii)                    any settlement agreement with any Person or any other agreement with a Governmental Body with any continuing obligations other than confidentiality and release.

(b)                                 Each Material Contract is in full force and effect and is a legal, valid and binding agreement of the Company, and there is no default or breach by the Company or the Subsidiary nor has any event occurred that would give rise to such a default, or, to the Company’s Knowledge, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof, in each case with or without the lapse of time or the giving of notice.  Except as set forth on Section 3.12(b) of the Disclosure Schedules, neither the Company nor any Subsidiary has received any notice of any default or breach by the Company or a Subsidiary under any Material Contract or any intention of the other party to terminate or not renew any portion of a Material Contract.

3.13                        Employee Benefits Plans.

(a)                                 Section 3.13(a) of the Disclosure Schedules lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and any other employee benefit plan, contract, program, policy, fund, arrangement or agreement sponsored, maintained or contributed to by the Company or any Subsidiary for the benefit of any Business Employee or former employee of the Company or its Subsidiaries (including their eligible dependents and beneficiaries), or with respect to which the Company or any Subsidiary has any Liability, actual or contingent, including but not limited to by reason of the Company or any Subsidiary being or having been treated as a single employer with any ERISA Affiliate at any time (each, a “Company Benefit Plan”).  The Company has made available to Purchaser correct and complete copies of (i) each Company Benefit Plan, including amendments (or, in the case of any such Company

Benefit Plan that is unwritten, descriptions thereof), (ii) the three most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report was required) and all schedules and financial statements attached thereto, (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and summaries of material modifications thereto, (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan, (v) all determination or advisory letters from the IRS with respect to any Company Benefit Plan, and (vi) actuarial reports for the three preceding calendar years with respect to each Company Benefit Plan.  Each Company Benefit Plan has been maintained and administered in all respects in accordance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws (whether as a matter of substantive law or as necessary to secure any intended favorable tax treatment), and the Company has performed and complied in all material respects with all of its obligations under or with respect to each Company Benefit Plan.

(b)                                 Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received an up to date favorable determination letter from the Internal Revenue Service or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and (ii) to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(c)                                  Neither Company, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a ‘‘defined benefit plan’’ (as defined in ERISA §3(35)).  No asset of the Company or any of its Subsidiaries is subject to any Lien under ERISA or the Code.

(d)                                 There is no pending or, to the Knowledge of the Company, threatened action, claim or lawsuit relating to any Company Benefit Plan (other than routine claims for benefits).  There is no Action pending or, to the Knowledge of the Company, threatened by the IRS, the Department of Labor, or any other Governmental Body with respect to any Company Benefit Plan.

(e)                                  Except as set forth on Section 3.13(e) of the Disclosure Schedules, the Company and the Subsidiaries do not have any obligation to provide any continuation of health benefits beyond termination of employment or services, except for the coverage continuation requirements of Part 6 of Subtitle B of Title I of ERISA or similar state Laws.  With respect to each Company Benefit Plan listed on Section 3.13(e) of the Disclosure Schedules, the Company and/or the applicable Subsidiary may suspend, amend or terminate such continuation health benefits at any time without liability to any Person therefor.

(f)                                   Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event)

will or can be reasonably expected to (i) entitle any current or former director, officer, employee or consultant of the Company or any Subsidiary of the Company to any payment (including severance pay or similar compensation), any cancellation of indebtedness, or any increase in compensation; (ii) result in the acceleration of payment, funding or vesting under any Company Benefit Plan; or (iii) result in any increase in benefits payable under any Company Benefit Plan.

(g)                                  Each Company Benefit Plan that is a “welfare benefit plan,” as defined in Section 3(1) of ERISA, is fully insured.

(h)                                 Neither the Company nor any ERISA Affiliate has undertaken to maintain any Company Benefit Plan for any period of time and each such Company Benefit Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.

3.14                        Labor; Business Employees.

(a)                                 The Company is not a party to any collective bargaining agreement or other labor contract with any union, trade association or labor organization that represents employees or bargains on behalf of employees in setting the terms or conditions of employment for employees.

(b)                                 The Company and the Subsidiaries are in compliance with and for the past five (5) years, have complied at all times with all Laws relating to labor and employment including all Laws relating to wage and hour, vacation and paid time off, the Worker Adjustment and Retraining Notification Act and Con. Gen. Stat. § 31-51o (collectively, the “WARN Act”), collective bargaining, discrimination, civil rights, fair employment practices, the proper classification of employees and independent contractors, immigration, pay equity, safety and health, workers’ compensation, the collection and payment of employment related Taxes, and all obligations imposed by any employment contracts, and the keeping of records in relation to the foregoing.   For the past five (5) years, there has not been any “mass layoff” or “plant closing” (as defined by the WARN Act), collective redundancy or similar action with respect to the Company or any Subsidiary, and the transactions contemplated hereby will not result in a “mass layoff” or a “plant closing” under the WARN Act.

(c)                                  Neither the Company, nor its Subsidiaries, currently has 50 or more employees at any “employment site” (as such term is defined in the WARN Act).

(d)                                 There are no Actions filed, pending or, to the Knowledge of the Company, threatened (or for which the Company received any written notice of) before any arbitrator, the Equal Employment Opportunity Commission, the Department of Labor, or any similar state agencies, or any other Governmental Body concerning any matter relating to the labor and employment practices of the Company or any Business Employee, former employee, consultant or independent contractor of the Company including with respect to matters involving discrimination or harassment, wage and hour, vacation or paid time off, the WARN Act, collective bargaining, civil rights, fair employment practices, the proper classification of employees, consultants or independent contractors, immigration, pay equity, safety and health, workers’ compensation and the collection and payment of employment related Taxes, or the keeping of records in relation to the foregoing.

(e)                                  Each Person who the Company has classified as a consultant, independent contractor or temporary employee, has been properly classified as such under all applicable Laws including relating to wage and hour and Taxes.  The Company has no Liability under any applicable Laws, including under or on account of any Company Benefit Plan, arising out of treating such Person as a consultant, independent contractor or temporary employee, as applicable, and no such Person is entitled to any rights that he or she has not been afforded under any applicable Laws or Company Benefit Plan.

(f)                                   Except as set forth on Section 3.14(f) of the Disclosure Schedules, there are no (i) employment Contracts or arrangements with any Business Employee as to length of notice required to terminate the employment relationship or severance payment required to terminate the employment relationship or (ii) consulting or independent contractor agreements that cannot be terminated or cancelled upon sixty (60) days’ prior notice or less without penalty.

(g)                                  All amounts due or accrued for all salary, wages, bonuses, commissions, vacation, paid time off, sick days and/or vacation have been remitted and paid in a timely fashion in accordance with all Laws and the terms of any applicable Company Benefit Plan.  The Company has paid all outstanding material liabilities, fees, expenses and obligations relating to the Business Employees, former employees, consultants, independent contractors, directors, officers and any other Person who provides or has provided services to the Company.

(h)                                 All Persons who perform services in the United States for the Company are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and any other United States immigration laws relating to the employment of non-United States citizens applicable in the state in which the employees are employed.  All individuals who perform services outside of the United States for the Company are legally entitled to work in the country in which the individuals perform services. The Company has not and does not employ any minors.

3.15                        Litigation.  Except as set forth on Section 3.15 of the Disclosure Schedules, there are no Actions pending or, threatened in writing or, to the Knowledge of the Company, otherwise threatened against or brought by the Company, or any of its officers, directors (in their capacity as directors of the Company or any Subsidiary), Business Employees (against the Company or any of its Subsidiaries), or independent contractors (against the Company or any of its Subsidiaries) before any Governmental Body (nor has the Company been involved in the past three (3) years in any material Action).  The Company is not subject to any unsatisfied Order.

3.16                        Compliance with Laws; Permits.

(a)                                 The Company is, and for the past three (3) years has been, in compliance with all Laws of any Governmental Body applicable to its businesses or operations in all material respects.  Except as set forth on Section 3.16(a) of the Disclosure Schedules, the Company has not received any written notice of or been charged with any material violation of any Laws or Permit.

(b)                                 Except as set forth on Section 3.16(b) of the Disclosure Schedules, the Company has all Permits that are required for the operation of its businesses as presently conducted.  Section 3.16(b) of the Disclosure Schedule sets forth a list of all of the Permits issued to the Company.  The Company is not in material default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, and, to the Knowledge of the Company, there is no Action threatened, to revoke or limit any Permit.

(c)                                  Neither the Company nor its Subsidiaries provides any “telecommunications services,” as defined in Section 3(53) of the Communications Act, 47 U.S.C. § 153, subject to the jurisdiction of the FCC or any state commission.

3.17                        Environmental Matters.   Except as set forth on Section 3.17 of the Disclosure Schedules hereto and except in each case as would not be material:

(a)                                 the operations of the Company, including the labeling of all products produced, packaged, sold or distributed by the Company, are and for the past five (5) years have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business (“Environmental Permits”);

(b)                                 the Company is not the subject of any outstanding Order of any Governmental Body respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c)                                  the Company is not or in the past five (5) years has not been subject to any pending or, to the Knowledge of the Company, threatened claim alleging that the Company may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law;

(d)                                 there are no actual or to the Knowledge of the Company threatened investigations of the business of the Company, or any currently or previously owned or leased property of the Company under Environmental Laws, which would reasonably be expected to result in the Company incurring any Liability pursuant to any Environmental Law as a result of any action taken by the Company; and

(e)                                  the Company has provided to Purchaser true and correct copies of all environmental site assessment reports and other documents relating to the environmental condition or status of any currently or previously owned or leased real property of the Company within the possession and control of the Company.

3.18                        Banks.  Section 3.18 of the Disclosure Schedules lists as of the date hereof the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or who have access thereto.

3.19                        Insurance.  Section 3.19 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, Business Employees, officers and directors of the Company (collectively, the “Policies”) and true and complete copies of such Policies have been made available to Purchaser. Such Policies are in full force and effect. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Policies. All premiums due on such Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. Except as set forth on Section 3.19 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

3.20                        Real Property.  Section 3.20 of the Disclosure Schedules contains a true and complete list of the real property owned by or leased to the Company and its Subsidiaries.  The Company and its Subsidiaries own and have valid title to all of their respective owned real properties and have valid leasehold interests in all of their respective leased properties, free and clear of all Liens (other than Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or any of its Subsidiaries as of the date hereof).  The Company enjoys peaceful and undisturbed possession (consistent with historical use and pursuant to the terms of the applicable lease) of, its leased real property.  There are no material physical defects including any structural defects, or conditions, individually or in the aggregate, that would preclude or materially limit operations of the business conducted at such locations.  There are no pending or, to the Company’s Knowledge, threatened condemnation, eminent domain proceedings or assessments that affect any of such owned or leased real property, and the Company has not received any written notice of the intention of any Governmental Body or other Person to take any such real property.  The owned real property does not violate in any material respect, and all improvements are constructed in compliance with in all material respects, applicable Laws, including any building, zoning and fire codes.

3.21                        Transactions with Affiliates, Stockholders, Officers, Directors and Others.  Except as set forth in Section 3.21 of the Disclosure Schedules, no officer, director, Stockholder, member, Business Employee or Affiliate of the Company or any Subsidiary of the Company, or any entity which any such Person or individual owns any beneficial interest, is a party to any Contract or transaction with the Company or has any material interest in any property used by the Company (including any Company Intellectual Property).

3.22                        Customers and Suppliers.

(a)                                 Section 3.22(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000 for each of fiscal year 2013 and the first eight (8) months of fiscal year 2014 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice in writing or, to the Knowledge of the Company, orally that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)                                 Section 3.22(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of for each of fiscal year 2013 and the first eight (8) months of fiscal year 2014 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice in writing or, to the Knowledge of the Company, orally that any of its Material Suppliers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

3.23                        Books and Records.  The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Stockholders, the Company’s Board of Directors (the “Company Board”).

3.24                        Brokers.  Except for Q Advisors, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Company Document based upon arrangements made by or on behalf of the Company.

3.25                        No Other Representation.  THE COMPANY HAS NOT MADE AND IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III.

ARTICLE IV.

APPOINTMENT OF STOCKHOLDER REPRESENTATIVE

4.1                               Stockholders Representative.

(a)                                 Each of the Stockholders and Warrantholders hereby designates Francis D. John (in such capacity, the “Stockholder Representative”) as the attorney-in-fact and agent for and on behalf of each Stockholder and Warrantholder and their respective heirs, successors and assigns with respect to claims for indemnification under Section 7.11(a) and Article IX and the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Stockholder Representative under this Agreement, including the exercise of the power to: (i) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such indemnification claims; (ii) litigate, arbitrate, resolve, settle or compromise any claim for indemnification made pursuant to Section 7.11(a) or Article IX; (iii) waive any breach or default of Purchaser or Merger Sub under this Agreement; (iv) receive service of process in connection with any claims under this Agreement and give and receive notices and communications; and (v) take all actions necessary in the judgment of the Stockholder’s Representative for the accomplishment of the foregoing and any other post-Closing matters.  The Stockholder Representative shall have authority and power to act on behalf of the Stockholders and Warrantholders with respect to the disposition, settlement or handling all claims under Section 7.11(a) and Article IX and all rights or obligations arising under Section 7.11(a) and Article IX. The Stockholders and Warrantholders shall be bound by all actions taken and documents executed by the Stockholder Representative in connection with Section 7.11(a) and Article IX, and Purchaser shall be entitled to rely on any action or decision of the Stockholder Representative or any Contract, document or instrument signed by the Stockholder Representative, in each case, as action by, on behalf of and with the consent of all Stockholders and Warrantholders.  Any payment made to the Stockholder Representative shall be deemed to be made to the Stockholders and Warrantholders, and Purchaser shall have no further liability to the Stockholders or Warrantholders with respect to any such payment.  In performing the functions specified in this Agreement, the Stockholder Representative may act upon any instrument or other writing believed by the Stockholder Representative to be genuine and to be signed or presented by the proper Person and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Agreement in the absence of gross negligence or willful misconduct on the part of the Stockholder Representative.  By approval of the Merger, each Stockholder and Warrantholder agrees that the Stockholder Representative shall be indemnified and held harmless from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.  Any out-of-pocket costs and expenses incurred by the Stockholder Representative in connection with actions taken by the Stockholder Representative pursuant to the terms of this Agreement (including the hiring of legal counsel and accountants and the incurring of legal and accounting fees and costs) (“Representative Expenses”) shall be deducted from the Holdback Amount, up to, in the aggregate, the Expense Reimbursement Cap.  The Stockholder Representative may request that the Purchaser withhold a disproportionate amount of Merger Consideration from any Stockholder(s) and Warrantholder(s) that were the cause of any Representative Expenses.  Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof or thereof, on behalf of all the Stockholders and Warrantholders and their respective heirs, successors and assigns.

(b)                                 The Stockholders and Warrantholders hereby appoint and constitute the Stockholder Representative the true and lawful attorney-in-fact of the Stockholders and Warrantholders, with full power in their name and on their behalf to act according to the terms of this Agreement in the absolute discretion of the Stockholder Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Stockholder or Warrantholder, by operation of law, whether by such person’s death, disability, protective supervision or any other event. Without limiting the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Stockholder and Warrantholder shall be deemed to have waived and renounced its, his or her right to renounce this power of attorney unilaterally any time.  Notwithstanding the power of attorney granted in this Article IV, no agreement, instrument, acknowledgement or other act or document shall be ineffective solely by reason of a Stockholder or Warrantholder (instead of the Stockholder Representative) having signed or given the same directly.

(c)                                  Stockholders and Warrantholders who in the aggregate hold the right to receive at least a majority of the Merger Consideration shall have the right to remove the then-acting Stockholder Representative and to appoint a successor Stockholder Representative; provided that neither such removal of a then acting Stockholder Representative nor such appointment of a successor Stockholder Representative shall be effective until the delivery to the Purchaser of executed counterparts of a writing signed by each such Stockholder and Warrantholder constituting a majority of interests with respect to such removal and appointment, together with an acknowledgment signed by the successor Stockholder Representative appointed in such writing that it, he or she accepts the responsibility of successor Stockholder Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholder Representative. Each successor Stockholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used herein shall be deemed to include any interim or successor Stockholder Representative.

(d)                                 Notwithstanding anything to the contrary contained herein, the Company shall act on its own behalf at all times prior to the Effective Time, shall sign on its own behalf and shall not appoint any Person as its lawful attorney-in-fact.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Each of Purchaser and Merger Sub hereby jointly and severally represent and warrant to the Company that the statements contained in Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V, unless otherwise expressly provided herein.

5.1                               Organization and Authority of Purchaser and Merger Sub.  Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Purchaser and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by it in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and any Purchaser Document to which they are a party and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser and Merger Sub and no other corporate proceedings on the part of Purchaser and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Purchaser and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms. When each Purchaser Document to which Purchaser or Merger Sub is or will be a party has been duly executed and delivered by Purchaser or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Purchaser Document will constitute a legal and binding obligation of Purchaser or Merger Sub enforceable against it in accordance with its terms.

5.2                               Conflicts; Consents of Third Parties.  The execution and delivery by the Purchaser and Merger Sub of this Agreement and any other Purchaser Documents to which the Purchaser or Merger Sub is or will be a party does not and will not, and the consummation of the transactions contemplated hereby and thereby will not (a)(i) violate the certificate of incorporation, bylaws or other organizational documents of the Purchaser or Merger Sub; (ii) result in the creation or imposition of any Lien on Purchaser or Merger Sub or any of their respective assets or properties or violate any Law applicable to Purchaser or Merger Sub; and (b) do not require the approval or consent of any person (including, without limitation, any Governmental Body), except where such violation or conflict or the failure of the Purchaser to obtain such consent or approval would not have a Purchaser Material Adverse Effect.

5.3                               No Prior Merger Sub Operations.  Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

5.4                               Litigation.  As of the date hereof, there is no pending or, to the knowledge of Purchaser, threatened, Action against Purchaser or Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Purchaser or Merger Sub, in each case, by or before any Governmental Body, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement or any Purchaser Document.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company that the statements contained in Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VI, unless otherwise expressly provided herein.

6.1                               Organization and Authority of Parent.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Parent has full corporate power and authority to enter into and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by it in connection with the consummation of the transactions contemplated hereby and thereby (the “Parent Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent of this Agreement and any Parent Document to which it is a party and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

6.2                               Conflicts; Consents of Third Parties.  The execution and delivery by the Parent of this Agreement and any other Parent Documents to which Parent is or will be a party does not and will not, and the consummation of the transactions contemplated hereby and thereby will not (a)(i) violate the certificate of incorporation, bylaws or other organizational documents of Parent; (ii) result in the creation or imposition of any Lien on Parent or any of their respective assets or properties or violate any Law applicable to Parent; and (b) do not require the approval or consent of any person (including, without limitation, any Governmental Body), except where such violation or conflict or the failure of the Purchaser to obtain such consent or approval would not have a material adverse effect.

6.3                               Capitalization.

(a)                                 As of the date of this Agreement, the authorized capital stock of Parent consists of 80,000,000 shares of Parent Common Stock. At the close of business on August 12, 2014, 28,735,387 shares of Parent Common Stock were issued and outstanding, and (ii) 2,621,769 shares of Common Stock were reserved and available for issuance under Parent’s stock plans, outstanding options, warrants, and other securities convertible into Parent Common Stock.

(b)                                 The rights, privileges and preferences of the Parent Common Stock are as stated in Parent’s Articles of Incorporation and bylaws.  All of the outstanding shares of Parent Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with the Securities Act and all applicable state securities Laws.

6.4                               Valid Issuance of Securities.  The shares of Parent Common Stock issued or issuable pursuant to Section 2.5(c) and Section 2.6(a) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent’s certificate of incorporation, the Parent’s bylaws or any Contract to which the Parent is a party or otherwise bound. No registration under the Securities Act of the Parent Common Stock to be issued pursuant to Section 2.5(c) and Section 2.6(a) is required for the issuance of such Parent Common Stock in the manner contemplated by this Agreement. Except as set forth in this Agreement or in SEC Documents, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of Parent or any Subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold (by merger, consolidation or otherwise), (i) any capital stock of Parent or any Subsidiary of Parent or any securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Subsidiary of Parent, (ii) any warrants, calls, options or other rights to acquire from Parent or any Subsidiary of Parent, or any other obligation of Parent or any Subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Subsidiary of Parent, or (iii) any rights issued by or other obligations of Parent or any Subsidiary of Parent that are linked in any way to the price of any class of Parent Common Stock or any shares of capital stock of any Subsidiary of Parent, the value of Parent, any Subsidiary of Parent or any part of Parent or any Subsidiary of Parent or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Subsidiary of Parent. Except as set forth in SEC Documents, there are not any outstanding obligations of Parent or any of the Subsidiaries of Parent to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Subsidiaries of Parent or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

6.5                               SEC Documents; Undisclosed Liabilities.

(a)                                 Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits included therewith and financial statements and schedules thereto and other information incorporated by reference therein) required to be furnished or filed by Parent with the Securities and Exchange Commission (the “SEC”) since January 1, 2013 (such documents, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K being collectively referred to as the “SEC Documents”).  Parent has not received any written comments from the SEC staff with respect to the SEC Documents that have not been resolved to the satisfaction of the SEC staff.  As of their respective dates, the consolidated audited financial statements of Parent included in the SEC Documents, including the notes thereto complied as to form in all material respects with applicable accounting requirements and the securities laws with respect thereto. Such consolidated audited financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of its or their operations and cash flows, as applicable, for the periods then ended.

(b)                                 Except (i) as reflected or reserved against in Parent’s consolidated unaudited balance sheet as of June 30, 2014 (or the notes thereto) as included in the SEC Documents, (ii) for liabilities and obligations incurred since June 30, 2014 in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred as permitted by this Agreement (none of which relates to any breach of Contract, breach of warranty, tort, infringement, or violation of Law or arose out of any Action or claim), Parent does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) in each case as required by GAAP to be reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the Parent.

(c)                                  Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets that could have a material effect on Parent’s financial statements.

(d)                                 Parent is, and since January 1, 2013 has been, in compliance in all material respects with the applicable listing and corporate governance rules and requirements of the New York Stock Exchange.

6.6                               Litigation.  As of the date hereof, there is no pending or, to the knowledge of Parent, threatened, Action against Parent, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent, in each case, by or before any Governmental Body, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement or any Parent Document.

6.7                               Financial Ability.  Purchaser has, and will have as of the Closing Date, the financial ability to perform its obligations under Sections 2.5 and 2.6, and Purchaser has no reason to believe that it will not have, as of the date that is one (1) year after the Closing Date, the financial ability to perform its obligations under Section 9.5.

ARTICLE VII.

COVENANTS

7.1                               Access to Information.  Prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books and records of the Company and its Subsidiaries as it reasonably requests.  Any such investigation and examination shall be conducted during regular business hours upon reasonable prior notice and under reasonable circumstances and shall be subject to supervision by Company personnel and restrictions arising under applicable Law.  The Company shall cause the officers, Business Employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with the Company and its representatives and shall use their reasonable efforts to minimize any disruption to the business.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company or any Affiliate to disclose information that is subject to attorney-client privilege, provided that the Company or its Affiliates shall enter into a common interest agreement with the Purchaser to retain such privilege.  No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

7.2                               Conduct of the Business Pending the Closing.  Prior to the Closing,

(a)                                 except (i) as otherwise required by this Agreement in connection with the consummation of the transactions contemplated hereby, or (ii) with the prior written consent of Purchaser, the Company shall, and shall cause its Subsidiaries to:

(A)                               conduct the respective businesses of the Company and its Subsidiaries and only in the Ordinary Course of Business (including maintaining the same policies and procedures with respect to accounts receivable, payments of accounts payable and inventory);

(B)                               use its commercially reasonable efforts to (1) preserve the present business operations, organization and goodwill of the Company and its Subsidiaries, and (2) preserve the present relationships with employees, customers and suppliers of, and others having business relationships with, the Company or its Subsidiaries;

(C)                               preserve and maintain all of its Permits;

(D)                               pay its debts in accordance with past practice, and pay its Taxes when due;

(E)                                perform all of its obligations under all Contracts relating to or affecting its properties, assets or business in accordance with past practice;

(F)                                 maintain its books and records in accordance with past practice;

(G)                               comply in all material respects with all applicable Laws; and

(H)                              continue in full force and effect without modification (other than renewals) all Insurance Policies, except as required by applicable Law.

(b)                                 except (i) as otherwise required by this Agreement in connection with the transactions contemplated hereby, or (ii) with the prior written consent of Purchaser, the Company shall not and shall not permit its Subsidiaries to:

(A)                               transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or any of its Subsidiaries or other Equity Interests;

(B)                               effect any recapitalization, reclassification or like change in the capitalization of the Company or its Subsidiaries or form any Subsidiary;

(C)                               amend the certificate of incorporation, bylaws or equivalent governance documents of the Company or any Subsidiary;

(D)                               subject to any Lien, any of the Assets (whether tangible or intangible) of the Company or its Subsidiaries, except for Permitted Liens;

(E)                                (1) acquire any properties, material assets or business or (2) sell, assign, license, transfer, convey, lease, grant a security interest in, or otherwise dispose of any of the properties or assets of the Company or its Subsidiaries (including, without limitation, any Company Intellectual Property, Company Software, or Technology);

(F)                                 (1) abandon, disclaim, or dedicate to the public any Company Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the registered Company Intellectual Property or (2) develop, create or invent any Intellectual Property jointly with any third party.

(G)                               cancel or compromise any debt or claim or waive or release any right of the Company or its Subsidiaries or settle or enter into any settlement discussions with respect to any Action, investigation, audit or claim;

(H)                              (1) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or issue any debt securities or any right to acquire debt securities or assume, guarantee, endorse or otherwise become responsible or liable for any liability of any other Person other than the guarantee of any liability of the Company or the Subsidiary, (2) enter into any hedging agreement or other financial agreement with respect to commodities prices, exchange rates or interest rates, or (3) make any loans, advances (other than travel expenses advanced in the Ordinary Course of Business) or capital contributions to, or investments in, Persons other than to a wholly owned Subsidiary;

(I)                                   enter into any commitment for capital expenditures of the Company or its Subsidiaries, other than as contemplated by the Company’s current budget, or fail to make any of the capital expenditures contemplated by the Company’s current budget;

(J)                                   enter into, modify or terminate any labor or collective bargaining agreement of the Company or its Subsidiaries or, through negotiations or otherwise, make any commitment or incur any liability to any labor organizations;

(K)                              enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire the securities of any other Person;

(L)                                enter into or modify (1) any Contract with any Stockholder or any Affiliate of any Stockholder or (2) any Material Contract, other than entering into or renewing customer agreements on substantially similar terms and for terms of one (1) year or less or purchase orders in the Ordinary Course of Business;

(M)                            (1) make or rescind any election relating to Taxes, settle or compromise any Action relating to Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or (2) except as required by applicable Law or GAAP, make any change to any of its methods of accounting in respect of Taxes;

(N)                               enter into, adopt, amend, increase the benefits under or terminate any Company Benefit Plan or make any change in the compensation, except in the Ordinary Course of Business, (including fringe benefits, bonus compensation or other forms of cash and non-cash compensation) payable or to become payable to any officer, Business Employee, agent, consultant or independent contractor of the Company or its Subsidiaries, except as required by applicable Law;  or

(O)                               agree to do anything prohibited by this Section 7.2.

7.3                               Board Recommendation, Stockholder Approval and Stockholder Notice.

(a)                                 The Company Board shall unanimously recommend that the Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger, and neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Purchaser, the unanimous recommendation of the Company Board that the Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

(b)                                 Prior to the execution of this Agreement, the Company shall have obtained the Stockholder Approval.  Promptly (and in any case within five (5) days) after the execution of this Agreement, the Company shall submit the adoption of this Agreement and the approval of the Merger to the Stockholders in accordance with this Agreement, the DGCL, and the Charter Documents by mailing to each Stockholder a Stockholder notice prepared with the cooperation of the Purchaser (as it may be amended or supplemented from time to time, the “Stockholder Notice”), comprising (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, and (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL.  The Stockholder Notice shall include (w) a statement to the effect that the Company Board had unanimously recommended that the Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger, (x) a statement to the effect that the Stockholder Approval has been obtained, (y) an unexecuted written consent in substantially the form attached hereto as Exhibit C (a “Written Consent”) and instructions to the Company Stockholders for completion of such Written Consent, and (z) such other information as Purchaser and the Company may agree is required or advisable under the DGCL to be included therein.  Prior to its mailing, the Stockholder Notice shall have been approved by Purchaser, and, following its mailing, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Purchaser.  Each of Purchaser and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Purchaser or its counsel, may be required or advisable to be included under the DGCL in the Stockholder Notice or in any amendment or supplement thereto, and Purchaser and the Company agree to cause their respective Representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.

7.4                               Consents.

(a)                                 The Company shall use its reasonable best efforts to obtain at the earliest practicable date, and the Purchaser and Parent shall each use its reasonable best efforts to cooperate with Company in obtaining, all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals set forth on Section 7.4(a) of the Disclosure Schedules (the “Company Material Consents”), provided that the Company and its Subsidiaries shall not be required to pay any consideration or enter into or modify any Contract in connection with obtaining any consent or approval and shall not pay any consideration or enter into or modify any Contract in connection with obtaining any consent or approval without the prior consent of the Purchaser.  Purchaser shall pay all required FCC filing fees (the “FCC Filing Fees”), provided that Company shall be responsible for one-half of any such FCC Filing Fees.

(b)                                 Purchaser shall use its reasonable best efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Schedule 7.4(b) (the “Purchaser Material Consents”), provided that Purchaser shall not be obligated to pay any consideration to any third party from whom consent or approval is requested.

7.5                               Resignations.  The Company shall deliver to Purchaser written resignations, effective as of the Closing Date, of the officers and directors of the Company and its Subsidiaries set forth on Schedule 7.5 at least two (2) Business Days prior to the Closing.

7.6                               Confidentiality.

(a)                                 Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement between Purchaser and the Company dated July 29, 2014 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  The Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms set forth therein.

(b)                                 From and after the Closing Date, the Stockholder Representative shall keep confidential and shall not disclose or use, without the prior written consent of Purchaser any information, with respect to the Company or its Subsidiaries, including the terms of this Agreement and the transactions contemplated hereby, provided it may disclose any such information (i) as has become generally available to the public other than as a result of the breach of this Agreement or any other confidentiality or fiduciary obligation of such Stockholder Representative, (b) as may be required in response to any summons or subpoena or in connection with any litigation, or (c) to the extent necessary in connection with an Action brought pursuant to Article IX.  In the event that the Stockholder Representative becomes legally required to disclose any such information, it shall, to the extent permitted by applicable law, promptly notify Purchaser in writing of such requirement prior to any such disclosure so that Purchaser, the Company or their Affiliates may seek a protective order or other appropriate remedy.  Such written notice shall be accompanied by a written opinion of outside counsel, which opinion and counsel shall be reasonably satisfactory to Purchaser stating that such disclosure is legally required and specifying to what extent disclosure has to be made.  In the event that such protective order or other remedy is not obtained, such Stockholder may disclose such information to the extent so legally required.

7.7                               Notice of Certain Events.

(a)                                 From the date hereof until the Closing, the Company shall promptly notify Purchaser in writing of:

(i)                                     any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.1 to be satisfied;

(ii)                                  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)                               any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

(iv)                              any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15 or that relates to the consummation of the transactions contemplated by this Agreement.

7.8                               Indemnification, Exculpation and Insurance.

(a)                                 Purchaser and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (collectively, the “D&O Indemnitees”) as provided in the Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Schedule 7.8, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)                                 For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, Purchaser and the Surviving Corporation (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all Losses arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement) to the same extent and on the same terms and conditions as such D&O Indemnified Parties are currently entitled to indemnification from the Company.

(c)                                  Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Company Transaction Expenses. During the term of the D&O Tail Policy, Purchaser shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Purchaser, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(d)                                 Each of Purchaser and the D&O Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any D&O Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)                                  The obligations of Purchaser and the Surviving Corporation under this Section 7.8 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 7.8 applies without the consent of the affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 7.8 applies shall be third party beneficiaries of this Section 7.8).

7.9                               Public Announcements.  Between the date of this Agreement and the Closing Date, except to the extent required by Law, neither the Company, Parent, nor Purchaser shall issue, or cause to be issued, any press release or public announcement of any kind concerning the transactions contemplated hereby without the consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed); and in the event any such press release, public announcement or other disclosure is required by Law, the parties will consult prior to the making thereof and use their best efforts to agree upon a mutually satisfactory text; provided that no consent shall be required (i) for a press release by Parent announcing the transaction that does not disclose the purchase price or other terms of the transaction, (ii) to the extent disclosure may be required by applicable Law or, (iii) solely in the case of Parent, by obligations pursuant to any listing agreement with any national securities exchange or stock market.

7.10                        Intentionally Omitted.

7.11                        Tax Matters.

(a)                                 Tax Indemnities.

(i)                                     The Stockholders and Warrantholders covenant and agree to indemnify severally and not jointly (based on each such Stockholder’s and Warrantholder’s Pro Rata Share), save and hold Purchaser Indemnified Persons harmless from (A) all Taxes of the Company and each Subsidiary for any taxable period ending on or before the Closing Date (a “Pre-Closing Period”) except to the extent such Taxes are accrued in the ordinary course of business and are individually reflected as accrued Tax liabilities in the Closing Working Capital in an amount and of a nature consistent with the Company’s past practice; (B) all Taxes of any other Person that the Company or any Subsidiary is liable for as result of transferee liability, successor liability, or a contractual obligation, in each case, that is attributable to any Pre-Closing Period; (C) all Taxes arising as a result of the Company or any Subsidiary being a member of (or departing from) any consolidated, unitary or combined Tax group on or before the Closing Date; (D) all Taxes resulting from a breach of a representation or warranty contained in Section 3.9 (Taxes) or Section 3.13 (Employee Benefit Plans) (but only to the extent related to Tax matters), or any covenant of the Company contained in Section 7.2(a)(D) (but only to the extent related to Tax matters) or Section 7.2(b)(M), or of the Stockholder Representative contained in this Article VII; and (E) all reasonable out-of-pocket costs and expenses (including attorneys’ fees and accountants’ fees) paid to third parties directly related to the assessment, collection, or contest of any Tax for which the Purchaser Indemnified Persons are entitled to indemnification under this Agreement.

(ii)                                  If the Stockholders and Warrantholders are obligated to pay any Tax of either the Company or any Subsidiary, Purchaser shall be entitled to deduct such amount from the Holdback Amount upon its determination of the amount of any such Tax.  Notwithstanding anything herein to the contrary, any obligation to indemnify any Purchaser Indemnified Person pursuant to this Section 7.11(a) shall be satisfied solely from the Holdback Amount and no Stockholder or Warrantholder shall have any liability under this Section 7.11 beyond such Stockholder’s or Warrantholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the Holdback Amount.

(b)                                 Proration of Certain Company Taxes.

(i)                                     All Taxes payable by the Company or any of its Subsidiaries, including real estate, personal property and any special Taxes or assessments attributable to the assets of the Company or any of its Subsidiaries, for a Straddle Period shall be allocated proportionately to the portion of such Straddle Period ending on the Closing Date and the portion of Straddle Period after the Closing Date.

(ii)                                  For purposes of determining Taxes that relate to periods ending on or before the Closing Date (or the portions of any Straddle Period ending on the Closing Date) for purposes of Section 7.11(b)(i), the parties agree to use the following conventions:

(A)                               For Taxes in the form of interest, penalties, additions to Tax or other additional amounts calculated based upon Taxes for any Pre-Closing Period shall be treated as occurring in a Pre-Closing Period whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date; and

(B)                               For Taxes that are payable with respect to any Straddle Period, the portion of such Tax that is attributable to the Pre-Closing Period and the portion attributable to a Post-Closing Period shall be allocated using the following conventions:

(I)                                   In the case of Taxes resulting from, or imposed on, net or gross income, Taxes resulting from, or imposed on, any sale, receipt, use, transfer or assignments of property or other asset, or Taxes resulting from, or imposed on, any payment or accrual of any amounts (including, dividends, interest, or wages), or any other Tax which is not a Per Diem Tax as, provided below, the amount allocated to the portion of the Straddle Period ending on the Closing Date shall be the amount of Tax that would be payable for such portion of the Straddle Period if such taxable period ended on the Closing Date and the Company or applicable

Subsidiary filed a separate Tax Return with respect to such Taxes or Taxes solely for the portion of the Straddle Period ending on the Closing Date; and

(II)                              In the case of all real, personal and intangibles property taxes and any other similar taxes levied on an annual or periodic basis (“Per Diem Tax”) of the Company or applicable Subsidiary, the amount allocated to the portion of the Straddle Period ending on the Closing Date shall be equal to the amount of Per Diem Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(c)                                  Preparation and Filing of Tax Returns.

(i)                                     Between the date hereof and the Closing Date, the Company and each of its Subsidiaries shall prepare or cause to be prepared in a manner consistent with past practice, except as may be required by applicable Tax Law or a change in facts, and file or cause to be filed on a timely basis all Tax Returns for taxable periods that are required to be filed on or before the Closing Date. The Company shall timely pay all Tax liabilities reflected on such Tax Returns.

(ii)                                  Following the Closing, Purchaser shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns with respect to the Company that are not described in Section 7.11(c)(i).  Such returns shall be prepared in a manner consistent with past practice, except as may be required by applicable Tax Law or a change in facts.  Any Tax Return prepared by Purchaser for Tax Periods ending on or before the Closing Date shall be at the expense of the Purchaser and all unpaid Taxes shown as due thereon shall be paid by the Purchaser to the extent such Taxes are accrued and are individually reflected as accrued Tax liabilities in the Closing Working Capital in an amount and of a nature consistent with the Company’s past practice and all other such Taxes shown as due therein shall be paid, severally and not jointly (based on each such Stockholder’s and Warrantholder’s Pro Rata Share), by the Stockholders and Warrantholders.  Purchaser shall, and shall cause the Company to, furnish a copy of such Tax Returns to the Stockholder Representative for the Stockholder Representative’s review and comment at least thirty (30) Business Days prior to the due date (including extensions) and Purchaser shall accept any reasonable comments.  Purchaser shall prepare all Tax Returns relating to a Straddle Period (“Straddle Tax Returns”), and shall timely pay all unpaid Tax liabilities reflected on such Straddle Tax Returns; provided that the Stockholders and Warrantholders shall reimburse Purchaser (in accordance with the procedures set forth in Section 7.11(a) and this Section 7.11(c)) for any amount owed by the Stockholders and Warrantholders pursuant to Sections 7.11(a) and 7.11(b), with respect to the taxable periods covered by such Tax Returns. Purchaser shall permit the

Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to the filing thereof and Purchaser shall accept any reasonable comments.  Any amounts payable to Purchaser pursuant to this Section 7.11(c)(ii) shall be satisfied solely from the Holdback Amount.  All determinations necessary to give effect to the prorations set forth in Section 7.11(b) herein shall be made in a manner consistent with prior practice of the Company.

(iii)                               Payment of any amounts due under this Section 7.11(c) in respect of Taxes shall be made: (A) except to the extent a matter relating to Taxes is being contested with a Taxing Authority, at least three Business Days before the due date of the applicable Tax Return that reports a Tax liability for which a party not filing the Tax Return is liable pursuant to this Agreement and (B) with respect to any matter relating to Taxes which are being contested with a Taxing Authority, within three Business Days after the following: (1) an agreement between the Stockholder Representative and Purchaser that an indemnity amount is payable or (2) a final determination having been made by a Taxing Authority.

(iv)                              During the survival period described in Section 7.11(f), the Purchaser shall not amend any Tax Return with respect to the Company for any Pre-Closing Period without the written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, delayed, or conditioned; except that no such consent shall be required for amendments related to a carryback of any Tax attribute with respect to income generated in a taxable period beginning after the Closing Date or in conjunction with the settlement of a Tax audit, inquiry or examination.

(d)                                 Tax Refunds.

(i)                                     Rights and benefits relating to all refunds of Tax liabilities of the Company, other than as a result of carrying back any Tax attribute or credit realized in any Post-Closing Period, arising from or relating to any taxable period (or portion thereof) ending on or prior to the Closing Date shall remain with and be for the benefit of Stockholders and Warrantholders, and Purchaser shall pay to Stockholder Representative the amount of any such Tax refund received by Purchaser or by the Company plus any overpayment interest accruing from the date the corresponding Tax liability was paid but only to the extent that such refund was not reflected on the Closing Statement, provided that the Purchaser shall have the right to apply any such refund to any outstanding obligation of the Stockholders and Warrantholders under this Agreement.  Upon a reasonable request from Stockholder Representative and at the expense of the Stockholders and Warrantholders, Purchaser shall cooperate, and cause the Company to cooperate, in filing amended Tax Returns to obtain any refund that the Stockholders are entitled to pursuant to this Section 7.11(d).

(ii)                                  The covenants and agreements contained in this Section 7.11(d) shall terminate one (1) year from the date hereof.

(e)                                  Cooperation and Controversies.  The Stockholder Representative, Purchaser and the Company shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers and employees reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and with respect to any claim with respect to the Taxes of the Company, its Subsidiaries, and each other which cooperation shall include but not be limited to (i) providing all relevant information that is available to Purchaser, Stockholder Representative and/or the Company, as the case may be, with respect to such Tax claim, (ii) making personnel available at reasonable times, and (iii) preparation of responses to requests for information; provided, however, that the foregoing shall be done in a manner so as to not unreasonably interfere with the conduct of business by Purchaser, the Company or any of their Affiliates, as the case may be.  None of Purchaser, the Company, the Stockholder Representative or any of their Affiliates shall dispose of any Tax Returns, Tax schedules, material Tax work-papers or any material books or records with respect to the Company for any Tax period prior to the termination of the applicable statute of limitations unless it first offers in writing to the other party the right to take possession of such materials at such other party’s sole expense and the other party fails to accept such offer within 15 days of the offer being made.  Any information obtained under this Section 7.11(e) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims with respect to any Tax.

(f)                                   Survival/Limitations.  The obligations of the Stockholders and Warrantholders under this Section 7.11 to pay or indemnify for any Tax shall survive the Closing for one (1) year; provided, however, any claims asserted by Purchaser under this Section 7.11 in good faith with reasonable specificity (to the extent known at such time) and in writing by notice to the Stockholder Representative prior to the expiration date shall survive until finally resolved.  All other obligations under this Section 7.11 shall survive until performed.  The tax indemnity obligations of the Stockholders and Warrantholders under this Section 7.11 shall be subject to the Cap but not the Basket.

(g)                                  Tax Treatment of Indemnification Payments.  Any indemnification payments pursuant to this Section 7.11 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

(h)                                 FIRPTA Certificate.  On the Closing Date, the Company shall deliver to Buyer a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) (the “FIRPTA Certificate”).

(i)                                     Section 338(g) Election.  Purchaser may make, or cause to be made, a Section 338(g) election with respect to the Company with respect to the transactions contemplated by this Agreement; provided that if such election is made the Purchaser will not seek indemnification from the Stockholders with respect to any Taxes that may result from such election.

7.12                        Affiliate Agreements.  Prior to the Closing, the Company shall terminate in a manner satisfactory to the Purchaser all Contracts and arrangements, including those set forth on Section 3.21 of the Disclosure Schedules, with any officer, director, Stockholder or Affiliate of the Company or any entity which any such Person or individual owns any beneficial interest, but excluding those agreements listed on Schedule 7.12.

7.13                        Exclusivity.  The Company will not (and will not cause or permit any of its Subsidiaries or representatives to) solicit, initiate, hold any discussions with, provide any information to or respond to any inquiry made by, or otherwise encourage the submission of any proposal or offer from, any Person relating to the acquisition of all or substantially all of the capital stock or assets of Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange), or cooperate in any way with, agree to, assist or participate in, consider, entertain, facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing; provided that Company, its Subsidiaries, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties require.  Company shall notify Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing, and shall furnish Purchaser with a copy of any such inquiry or proposal, or, if not in writing, a description thereof, including the name of such Person.

7.14                        SEC Reports; Rule 144.  The Parent covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Parent is not required to file such reports, it will make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144, 144A or Regulation S under the Securities Act), and it will take any such further action as reasonably requested to the extent required from time to time to enable the Stockholders and Warrantholders to sell Parent Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of a Stockholder or Warrantholder, Parent will deliver to such stockholder a written statement as to whether it has complied with such requirements and, if not, the specifics of any compliance deficits.  Notwithstanding the foregoing, it shall not be deemed a breach of this Section 7.14 by Parent if Parent is late in making any required filing under the Securities Act or the Exchange Act as a result of its audit of the Company’s and its Subsidiaries’ books and records following Closing.

7.15                        Further Assurances.  Each of Parent, Purchaser, the Company, and the Stockholder Representative shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

ARTICLE VIII.

CONDITIONS TO CLOSING

8.1                               Conditions Precedent to Obligations of Parent, Purchaser, and Merger Sub.  The obligation of Parent, Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)                                 (i) the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.4, and Section 3.24 shall be true and correct as of the Closing Date; and (ii) the other representations and warranties of the Company and the Stockholders contained in this Agreement shall be true and correct as of the Closing Date, except with respect to clause (ii) to the extent made with reference to an earlier date, in which case as of such earlier date, and where the failure of any such representation or warranty to be true and correct (without giving effect to any “materiality”, “material” or “Company Material Adverse Effect” qualifier set forth therein) would not or would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect; and the Purchaser shall have received a certificate signed by an authorized officer of the Company, dated as of the Closing Date, to the foregoing effect;

(b)                                 the Company and the Stockholder Representative shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and the Purchaser shall have received a certificate signed by an authorized officer of the Company, dated as of the Closing Date, to the foregoing effect;

(c)                                  there shall not be in effect any Order by a Governmental Body of competent jurisdiction or any Law that would have the effect of restraining, enjoining, otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby;

(d)                                 this Agreement shall have been duly adopted by the Stockholder Approval.

(e)                                  the Company Material Consents and the Purchaser Material Consents shall have been obtained and shall be in full force and effect;

(f)                                   the Company shall have received a duly executed Warrant Termination Agreement from each Warrantholder listed on Schedule 8.1(f);

(g)                                  at or prior to the Closing, the Company shall have delivered to Purchaser the following:

(i)                                     the Company Documents duly executed by Stockholder Representative and the Company, as applicable;

(ii)                                  the Executive Employment Agreements and Severance Agreements set forth on Section 3.21 of the Disclosure Schedules, but excluding those Executive Employment Agreements and Severance Agreements set forth on Schedule 7.12, shall be terminated and each executive a party thereto shall have executed and delivered to the Company a Termination Agreement and Release in the form attached as Exhibit D;

(iii)                               resignations of the directors and officers of the Company pursuant to Section 7.5;

(iv)                              a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 8.1(a) and Section 8.1(b) have been satisfied;

(v)                                 a good standing certificate (or its equivalent) for the Company and each of its Subsidiaries, if applicable, from the secretaries of state of the states of Delaware and Texas;

(vi)                              a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vii)                           at least five (5) Business Days prior to the Closing, the Closing Transaction Expenses Certificate;

(viii)                        at least five (5) Business Days prior to the Closing, the Closing Indebtedness Certificate;

(ix)                              the Estimated Closing Working Capital Statement contemplated in Section 2.13(a)(i);

(x)                                 the Consideration Spreadsheet contemplated in Section 2.14;

(xi)                              the FIRPTA Certificate;

(xii)                           the Indebtedness Payoff Documents;

(xiii)                        evidence that the Company has purchased the D&O Tail Policy; and

(xiv)                       such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

8.2                               Conditions Precedent to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Stockholder Representative in whole or in part to the extent permitted by applicable Law):

(a)                                 the representations and warranties of each of Parent, Purchaser and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date (except to the extent made with reference to an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any “materiality”, “material” or “Purchaser Material Adverse Effect” qualifier set forth therein) would not constitute a Purchaser Material Adverse Effect; and the Stockholder Representative shall have received a certificate signed an authorized officer of each of the Parent, Purchaser, and Merger Sub, dated as of the Closing Date, to the foregoing effect;

(b)                                 each of Parent, Purchaser, and Merger Sub shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and the Stockholder Representative shall have received a certificate signed by an authorized officer of each of the Parent, Purchaser, and Merger Sub, dated as of the Closing Date, to the foregoing effect;

(c)                                  there shall not be in effect any Order by a Governmental Body of competent jurisdiction or any Law that would have the effect of restraining, enjoining, otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby;

(d)                                 the Company Material Consents and the Purchaser Material Consents shall have been obtained and shall be in full force and effect; and

(e)                                  at the Closing, Purchaser shall deliver to the Company (or such other Person as may be specified herein) the following:

(i)                                     the Purchaser Documents and Parent Documents duly executed by Parent, Purchaser, and Merger Sub, as applicable;

(ii)                                  transfer to the Exchange Agent an amount in cash equal to the aggregate cash portion of the Closing Merger Consideration payable pursuant to Section 2.5(c) in exchange for Company Common Stock and Section 2.6 in exchange for cancellation of In-Money Warrants;

(iii)                               payment of third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Company Transaction Expenses as set forth on the Closing Transaction Expenses Certificate;

(iv)                              payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate and the Indebtedness Payoff Documents;

(v)                                 the Severance Payments;

(vi)                              a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(vii)                           a good standing certificate (or its equivalent) for the Purchaser and Merger Sub, from the secretaries of state of the states of Virginia and Delaware;

(viii)                        a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Parent, Purchaser, and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent, Purchaser, and Merger Sub authorizing the execution, delivery and performance of this Agreement, the Parent Documents, and the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(ix)                              Merger Sub shall have delivered to the Company the Certificate of Merger in the form required by the DGCL, duly executed by Merger Sub; and

(x)                                 such other documents or instruments as are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE IX.

INDEMNIFICATION

9.1                               Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.9 which are subject to Section 7.11) shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date (the “Survival Date”).  All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Section 7.11 which are subject to Section 7.11) shall survive the Closing for a period of one (1) year.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

9.2                               Indemnification By Stockholders And Warrantholders.  Subject to the other terms and conditions of this Article IX, the Stockholders and Warrantholders, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend each of Purchaser and its Affiliates (including the Company and Parent) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.9, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Section 7.11), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or the Stockholder Representative pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Section 7.11, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Section 7.11);

(c)                                  any claim made by any Stockholder or Warrantholder relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet;

(d)                                 any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;

(e)                                  any Company Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Purchaser or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration; or

(f)                                   the matters set forth in Section 3.15 of the Disclosure Schedules for a period of one (1) year following the Closing Date.

9.3                               Indemnification by Purchaser.  Subject to the other terms and conditions of this Article IX, Purchaser shall indemnify and defend each of the Stockholders and Warrantholders and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Purchaser and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser or Merger Sub pursuant to this Agreement (other than Section 7.11, it being understood that the sole remedy for any such breach thereof shall be pursuant to Section 7.11).

9.4                               Certain Limitations.  The indemnification provided for in Section 9.2 and Section 9.3 shall be subject to the following limitations:

(a)                                 Stockholders and Warrantholders shall not be liable to the Purchaser Indemnitees for indemnification under Section 9.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) exceeds $300,000 (the “Basket”), in which event Stockholders and Warrantholders shall be required to pay or be liable for all such Losses from the first dollar.  The aggregate amount of all Losses for which Stockholders and Warrantholders shall be liable pursuant to Section 9.2 shall not exceed the Holdback Amount (the “Cap”).  For purposes of Section 9.2 and this Section 9.4(a), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty for purposes of determining the amount of Losses.

(b)                                 Purchaser shall not be liable to the Stockholder Indemnitees for indemnification under Section 9.3 until the aggregate amount of all Losses in respect of indemnification under Section 9.3 exceeds the Basket, in which event Purchaser shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Purchaser shall be liable pursuant to Section 9.3 shall not exceed the Cap.  For purposes of Section 9.3 and this Section 9.4(b), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Purchaser Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty for purposes of determining the amount of Losses.

(c)                                  Notwithstanding anything herein to the contrary, liability for acts of fraud by any Person shall be unlimited; provided, however, that any individual Stockholder’s or Warrantholder’s aggregate indemnification obligations under this Article IX shall be limited to the lesser of (i) such Stockholder’s or Warrantholder’s ratable portion of the aggregate indemnification obligations of the Stockholders and Warrantholders as determined in accordance with such Stockholder’s or Warrantholder’s Pro Rata Share and (ii) the aggregate Merger Consideration actually received by such Stockholder under this Agreement; provided, further, that nothing in this Section 9.4(c) or any other provision of this Agreement shall be read to limit a Stockholder’s or Warrantholder’s liability for acts of fraud committed by such Stockholder or Warrantholder.

9.5                               Holdback Arrangements.

(a)                                 As provided in Section 9.7(a), the Holdback Amount shall be the sole recourse the Purchaser Indemnitees to satisfy their claims against the Stockholders and Warrantholders for indemnification hereunder.

(b)                                 On the date that is one (1) year after the Closing Date, if the remaining Holdback Amount exceeds the amount of any Remaining Indemnity Claims, then, subject to Section 9.5(d), Purchaser will deliver to the Exchange Agent or the Surviving Corporation, as determined in accordance with Section 2.8, for distribution to each Stockholder and Warrantholder, all such excess amounts payable to each Stockholder and Warrantholder in accordance with their Pro Rata Shares.

(c)                                  Purchaser shall retain a portion of the Holdback Amount equal to the amount of each Remaining Indemnity Claim, until the earlier of (i) a resolution of such Remaining Indemnity Claim between Purchaser and the Stockholder Representative and (ii) a final result, determination, finding, judgment and/or award is rendered by an arbitrator with respect to such Remaining Indemnity Claim, after which, and subject to Section 9.5(d), Purchaser will, within five (5) Business Days of such date, release to the Stockholders and Warrantholders an amount equal to the excess of the Holdback Amount retained in connection with such Remaining Indemnity Claim over the actual amount of Losses finally determined in connection with such Remaining Indemnity Claim and shall deliver to the Exchange Agent or the Surviving Corporation, as determined in accordance with Section 2.8, for distribution to each Stockholder and Warrantholder in accordance with their Pro Rata Shares.

(d)                                 Each amount payable pursuant to this Section 9.5 shall be subject to any right to setoff expressly contemplated by this Agreement or any Letter of Transmittal.

9.6                               Indemnification Procedures.

(a)                                 If a Purchaser Indemnitee or Stockholder Indemnitee (the “Indemnified Party”) has suffered, incurred or sustained, or is reasonably likely to suffer, incur or sustain, a Loss, including as a result of a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), for which such Indemnified Party is seeking indemnification or reimbursement under this Article IX, then such Indemnified Party shall deliver notice of such Third Party Claim or other Loss not involving a Third Party Claim to the Stockholder Representative, on behalf of the Stockholders and Warrantholders, or to Purchaser, as applicable (the “Indemnifying Party”), promptly after receipt by such Indemnified Party of written notice of the Third Party Claim or incurrence of such other Loss, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known and quantifiable) and the basis for indemnification under this Agreement (the “Indemnification Claim”).  The delay in providing, or failure to provide, such notice of an Indemnification Claim shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such delay or failure or such notice is not provided on or prior to the Survival Date.

(b)                                 Purchaser shall assume and control the defense of any Third Party Claim resulting from, arising out of or relating to any Losses that may be indemnifiable pursuant to Section 9.2 (a “Stockholder Indemnified Third Party Claim”), and the costs of such defense will be indemnifiable Losses in accordance with, and subject to the limitations in, this Article IX.  In connection with such defense, Purchaser shall employ counsel selected by it and reasonably satisfactory to the Stockholder Representative (which consent to counsel shall not be unreasonably withheld).  The Stockholder Representative shall have the right to employ separate counsel reasonably satisfactory to Purchaser (which consent to counsel shall not be unreasonably withheld) and to participate in (but not control) the defense thereof at its sole cost and expense, and such costs and expenses shall be classified as Representative Expenses and subject to the Expense Reimbursement Cap.  In addition, if the Stockholder Representative has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Purchaser Indemnified Parties and, in the reasonable judgment of such counsel, it is advisable for the Stockholder Representative to employ separate counsel in order to effectively assert such defense or defenses, then, in addition to the right of participation set forth above, the Stockholder Representative and such counsel shall be entitled to control the defense of such Stockholder Indemnified Third Party Claim solely to the extent necessary to assert such defense or defenses.  In all cases, the cost of separate counsel employed by the Stockholder Representative shall be classified as Representative Expenses and subject to the Expense Reimbursement Cap.

(c)                                  In the case of any Third Party Claim resulting from, arising out of or relating to any Losses that may be indemnifiable pursuant to Section 9.3 (a “Purchaser Indemnified Third Party Claim”), subject to the limitations set forth below in this Section 9.6(c), Purchaser shall have the right to assume the defense of such Purchaser Indemnified Third Party Claim at its expense with counsel selected by Purchaser and reasonably satisfactory to the Stockholder Representative (which consent to counsel shall not be unreasonably withheld), if Purchaser delivers to the Stockholder Representative within twenty (20) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim written notice of such election.  If Purchaser is entitled to and does assume the defense of a Purchaser Indemnified Third Party Claim, then the Stockholder Indemnitee shall have the right to employ separate counsel and to participate in the defense thereof.  The fees and expenses of such counsel shall be classified as Representative Expenses and shall be subject to the Expense Reimbursement Cap.  In the event that Purchaser does not elect to assume the control of the defense of any Purchaser Indemnified Third Party Claim pursuant to this Section 9.6(c), the Stockholder Representative may defend against such Third Party Claim, with all fees and expenses of such counsel to be paid from the Holdback Amount.

(d)                                 If Purchaser is controlling the defense of any Third Party Claim, then it shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without the Stockholder Representative’s prior written consent, which consent shall not be unreasonably withheld, so long as such settlement, compromise or discharge involves monetary damages that are Losses that are indemnifiable pursuant to Section 9.2; provided, however, that no such consent shall be required if Purchaser agrees in writing to forego all claims for indemnification from the Stockholders and Warrantholders with respect to such Third Party Claim.  In the case of a Purchaser Indemnified Third Party Claim where Purchaser has not assumed the defense of such claim, the Stockholder Indemnitee controlling the defense of such Third Party Claim shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed, but shall be without prejudice to any position with respect to whether any Loss is indemnifiable hereunder.

(e)                                  Irrespective of which Party controls the defense of any Third Party Claim, the other Parties will cooperate with the controlling Party in such defense and make available to the controlling Party all witnesses, pertinent records, materials and information in such non-controlling Party’s possession or under its control relating thereto as is reasonably required by the controlling Party.

(f)                                   In connection with any Indemnification Claim, the Indemnifying Party shall deliver written notice to the Indemnified Party accepting or disputing the Indemnification Claim within ten (10) Business Days following receipt of notice of such Indemnification Claim (the “Indemnification Claim Response Notice”).  If the Indemnifying Party fails to deliver an Indemnification Claim Response Notice within such ten (10) Business Day period, or if the Indemnification Claim Response Notice indicates that the Indemnifying Party does not dispute all or any portion of such Indemnification Claim, then the Indemnifying Party will pay, or cause to be paid, in accordance with Section 9.7, to the Indemnified Party an amount equal to the dollar value of such Indemnification Claim or undisputed portion thereof.  If an Indemnified Party delivers notice of an Indemnification Claim where the amount of such claim is at such time unknown or unquantifiable, then the Indemnifying Party shall deliver an Indemnification Claim Response Notice in accordance with the foregoing, but such notice may accept the basis of liability for such Indemnification Claim but reserve the right to dispute the amount of such claim.  As soon as practicable after determining the amount of such Indemnification Claim, the Indemnified Party shall so notify the Indemnifying Party and the Indemnifying Party shall deliver to the Indemnified Party a supplemental Indemnification Claim Response Notice accepting or disputing the amount (but only the amount) of such Indemnification Claim within ten (10) Business Days thereafter.  If the Indemnifying Party fails to deliver such supplemental Indemnification Claim Response Notice within such ten (10) Business Day period, or if the supplemental Indemnification Claim Response Notice indicates that the Indemnifying Party does not dispute all or any portion of the amount of such Indemnification Claim, then the Indemnifying Party will pay, or cause to be paid, in accordance with Section 9.7, to the Indemnified Party an amount equal to the dollar amount of such Indemnification Claim or undisputed portion thereof.  If an Indemnification Claim is disputed by the Indemnifying Party in accordance with the foregoing, then such disputed Indemnification Claim shall be resolved in accordance with Section 9.6(g) and Section 11.3.

(g)                                  Resolution of Conflicts.

(i)                                     If an Indemnification Claim is disputed by the Indemnifying Party in accordance with the foregoing (such disputed Indemnification Claim, a “Disputed Claim”), then the Stockholder Representative and Purchaser will attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims.  If the Stockholder Representative and Purchaser should so agree, then a memorandum setting forth such agreement will be prepared and signed by all Parties, and payments will be made out of the Holdback Amount or otherwise according to such memorandum as provided therein.

(ii)                                  In the event the Parties cannot come to an agreement as set forth in Section 9.6(g)(i) within thirty (30) days after the date on which an Indemnification Claim becomes a Disputed Claim, the Stockholder Representative and Purchaser shall mutually agree on one mediator not affiliated with any Party for determination of the rights of the respective Parties with respect to each of such Disputed Claims.  The Parties shall cooperate with one another in selecting a mediator and in scheduling mediation proceedings, shall act in good faith in such mediation, shall share equally in the costs of any mediation, and shall use good faith efforts to cause such mediation to be completed within thirty (30) days of the initiation thereof; provided, that any costs of any such mediation to be borne by the Stockholder Representative shall be classified as Representative Expenses and shall be subject to the Expense Reimbursement Cap.  If a resolution is not agreed upon after completion of such mediation, then any Party may begin proceedings in accordance with Section 11.3.

(h)                                 Notwithstanding anything to the contrary in this Agreement, the provisions of Section 7.11 and not this Section 9.5 shall control any Tax Matter, provided however that Sections 9.6(f) and 9.6(g) shall apply with respect to Tax Matters and the mediator selected by the Parties under Section 9.6(g) in respect of a Tax Matter shall be an independent accounting firm mutually acceptable to both Parties.  The preceding sentence does not change the application of any other provision of Article IX.

9.7                               Payments.  Subject to the other provisions of this Article IX, the Parties agree that:

(a)                                 any indemnification obligations pursuant to this Article IX of the Stockholders and Warrantholders shall be effected within two (2) Business Days after the determination of the amount (whether pursuant to a final judgment, settlement, agreement among the Parties, the dispute resolution procedures hereunder or otherwise), solely by deduction from the Holdback Amount;

(b)                                 Purchaser shall pay, or cause to be paid, any indemnification payments pursuant to this Article IX within two (2) Business Days after the determination of the amount (whether pursuant to a final judgment, settlement, agreement among the Parties, the dispute resolution procedures hereunder or otherwise), by wire transfer of immediately available funds to accounts designated by the Stockholder Representative on behalf of the Stockholders and Warrantholders; and

(c)                                  a Stockholder’s and Warrantholder’s Pro Rata Share of any indemnification payments to be paid by the Stockholders and Warrantholders pursuant to this Article IX that are not otherwise deducted in full from the Holdback Amount shall be reapportioned (as necessary, and among all Stockholders and Warrantholders severally in proportion to their Pro Rata Shares) to ensure that the entirety of such payment obligation is paid by the Stockholders and Warrantholders to Purchaser; provided, that indemnification payments that a particular Stockholder or Warrantholders is obligated but fails to pay shall remain the several obligation of such Stockholder or Warrantholder and shall not be reapportioned pursuant to this Section 9.7(c).

9.8                               Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

9.9                               Exclusive Remedies.  Subject to Section 11.10, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 7.11 and this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Section 7.11 and this Article IX. Nothing in this Section 9.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent conduct; provided, however, that any individual Stockholder’s or Warrantholder’s aggregate liability under this Agreement shall be limited to the lesser of (i) such Stockholder’s or Warrantholder’s ratable portion of the aggregate liability under this Agreement of the Stockholders and Warrantholders as determined in accordance with such Stockholder’s or Warrantholder’s Pro Rata Share and (ii) the aggregate Merger Consideration actually received by such Stockholder under this Agreement; provided, further, that nothing in this Section 9.9 or any other provision of this Agreement shall be read to limit a Stockholder’s or Warrantholder’s liability for acts of fraud committed by such Stockholder or Warrantholder.

ARTICLE X.

TERMINATION

10.1                        Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)                                 by mutual written consent of the Company and Purchaser;

(b)                                 by Purchaser by written notice to the Company if:

(i)                                     neither Purchaser nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by the Company within ten days of the Company’s receipt of written notice of such breach from Purchaser; or

(ii)                                  any of the conditions set forth in Section 8.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 31, 2014, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing

(c)                                  by the Company by written notice to Purchaser if:

(i)                                     the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Purchaser or Merger Sub within ten days of Purchaser’s or Merger Sub’s receipt of written notice of such breach from the Company; or

(ii)                                  any of the conditions set forth in Section 8.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 31, 2014, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)                                 by the Company or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction or any Law that would have the effect of restraining, enjoining, otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination that is not nonappealable (and pursue such appeal with commercially reasonable diligence);

10.2                        Procedure Upon Termination.  In the event of termination and abandonment by Purchaser or the Company, or both, pursuant to Section 10.1 hereof, the terminating party shall forthwith deliver notice thereof to the other party or parties, and this Agreement shall terminate, and the Merger hereunder shall be abandoned, without further action by Purchaser or the Stockholder Representative.

10.3                        Effect of Termination.  In the event that this Agreement is validly terminated in accordance with Section 10.1, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or the Company; provided, that no such termination shall relieve any party hereto from liability for any willful breach of this Agreement and, provided, further, that the obligations of the parties set forth in Section 7.6, Section 7.9, and Article IX hereof shall survive any such termination and shall be enforceable hereunder.

ARTICLE XI.

MISCELLANEOUS

11.1                        Payment of Sales, Use or Similar Taxes.  All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne equally by (a) the Purchaser and (b) the Stockholders and Warrantholders.  Any such amounts that are the responsibility of the Stockholders and the Warrantholders shall be deducted from the Holdback Amount by the Purchaser.

11.2                        Expenses.  Subject to the payment of certain Transaction Expenses at the Closing as part of the Closing Merger Consideration, whether or not the transactions contemplated hereby are consummated, all costs and expenses (including any brokerage commissions or any finder’s or investment banker’s fees and including attorneys’ and accountants’ fees) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated hereby and the consummation of the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

11.3                        Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)                                 The parties hereto irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                                 Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.6.

(c)                                  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.4                        Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules, Disclosure Schedules, and the Exhibits) and the Confidentiality Agreement represent the entire understanding, agreement, representations and warranties between the parties hereto with respect to the subject matter hereof.  After the Closing, this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Purchaser, on the one hand, and the Stockholder Representative, on the other hand.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.5                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts or choice of law provisions thereof or of any other jurisdiction that would give rise to the application of the domestic substantive law of any other jurisdiction; provided that the DGCL shall govern the approval, consummation and effects of the Merger.

11.6                        Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given and received (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one business day following the day sent by commercial overnight courier (with written confirmation of delivery), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company prior to Closing, to:

American Broadband, Inc.
d/b/a United Network Services, Inc.
3220 Keller Springs Road, Suite 108

Carrollton, TX 75006
Attn: Tim Kinnear
Fax:  469.374.9193

With a copy to:

Francis D. John
5807 Hickory Hollow Lane

Lahaska, PA 18902

With a copy to:

McGuireWoods LLP
2000 McKinney Ave.

Suite 1500

Dallas, Texas 75201

Attn: Akash D. Sethi, P.C.
Fax:  214.273.7466

If to the Stockholders or Warrantholders or the Stockholder Representative after the Closing:

Francis D. John
5807 Hickory Hollow Lane

Lahaska, PA 18902

If to Purchaser, to:

GTT Communications, Inc.
Tysons Tower 7900 Tysons One Place,
14th Floor
McLean, VA 22101
Attention: General Counsel

With a copy to:

Bingham McCutchen LLP
2020 K Street NW
Washington, DC  20006
Attn: Andrew M. Ray, Esq.
Fax: 202.373.6452

11.7                        Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.8                        Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as expressly contemplated by this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Company or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that the Purchaser may assign or collaterally assign its rights but not its obligations under this Agreement to any financing source.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.9                        Retention of Counsel.  In any dispute or proceeding arising under or in connection with this Agreement following the Closing, the Stockholder Representative shall have the right, at its election, to retain McGuireWoods LLP or Akin Gump Strauss

Hauer & Feld LLP to represent it in such matter, and Purchaser, for itself and the Company and for their respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to the Stockholder Representative in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Company.  Purchaser, for itself and the Company and for its and such respective Persons’ Affiliates, successors and assigns, irrevocably acknowledges and agrees that all communications between any of the Company and counsel made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute or proceeding arising under or in connection with this Agreement or otherwise that, immediately prior to the Closing, would be deemed to be privileged communications of any of the Company and its counsel and would not be subject to disclosure to Purchaser in connection with any process relating to a dispute arising under or in connection with, this Agreement or otherwise, shall continue after the Closing and for all purposes be deemed to be privileged communications between the Stockholder Representative and such counsel and neither Purchaser nor any Person purporting to act on behalf of or through Purchaser shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications, belongs to the Company, and not the Stockholder Representative.

11.10                 Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

11.11                 Counterparts.  This Agreement may be executed in one or more counterparts (any of which may be delivered by facsimile or e-mail transmission), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PARENT:

GTT COMMUNICATIONS, INC.

By:	/s/ Chris McKee
Name:	Chris McKee
Title:	General Counsel

PURCHASER:

GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC.

By:	/s/ Chris McKee
Name:	Chris McKee
Title:	General Counsel

MERGER SUB:

GTT USNI, INC.

By:	/s/ Chris McKee
Name:	Chris McKee
Title:	General Counsel

[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized, as of the date first written above.

COMPANY:

AMERICAN BROADBAND, INC.
d/b/a United Network Services, Inc.

By:	/s/ Francis D. John
Name: Francis D. John
Title: President and Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

By:	/s/ Francis D. John
Name: Francis D. John

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT A

LETTER OF TRANSMITTAL

for shares of Common Stock

of

AMERICAN BROADBAND, INC.
D/B/A UNITED NETWORK SERVICES, INC.

surrendered for consideration pursuant to the merger of
GTT USNI, Inc. with and into American Broadband, Inc.
d/b/a United Network Services, Inc.

This Letter of Transmittal and any other required documents should be completed and hand-delivered or sent by overnight courier or registered mail, return receipt requested and insured to the following:

By First Class Mail, Courier or Overnight Delivery:

Webster Bank, NA

CityPlace II, 5th Floor

185 Asylum Street

Hartford CT 06103

Attn: Tara Carver

Phone: (860) 692-1746

SCHEDULE OF OWNERSHIP OF SURRENDERED SHARES OF STOCK

Common Stock

Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on American Broadband, Inc.’s stockholder register)	Number of Shares Held

Total Shares of Common Stock Owned and Surrendered:

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.  YOU MUST (1) SIGN THIS LETTER OF TRANSMITTAL WHERE INDICATED BELOW, (2) COMPLETE THE FORM W-9 OR THE FORM W-8, AS APPLICABLE, AND (3)  DELIVER BOTH DOCUMENTS BY OVERNIGHT COURIER OR REGISTERED MAIL, RETURN RECEIPT REQUESTED AND INSURED, TO THE ADDRESS SET FORTH ABOVE.

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

Ladies and Gentlemen:

In connection with the merger (the “Merger”) of GTT USNI, Inc. (“Merger Sub”), a wholly owned subsidiary of Global Telecom & Technology Americas, Inc. (“Purchaser”) and an indirectly wholly owned subsidiary of GTT Communications, Inc. (“Parent”) with and into American Broadband, Inc. d/b/a United Network Services, Inc. (the “Company”), pursuant to an Agreement and Plan of Merger, dated October 1, 2014 (the “Merger Agreement”), by and among Parent, Purchaser, Merger Sub, the Company, and Francis D. John, solely in his capacity as the Stockholder Representative, the undersigned herewith surrenders the above described shares of Company’s Common Stock, $0.01 par value (“Common Stock”), in exchange for the consideration set forth below, without interest and subject to the terms and conditions of the Merger Agreement.  Capitalized terms used but not otherwise defined in this Letter of Transmittal shall have the meanings ascribed to them in the Merger Agreement.

Common Stock

As a result of the Merger, each share of Common Stock (each, a “Share”) (other than any Dissenting Shares, Shares held in the treasury of Company immediately prior to the Effective Time or authorized but currently unissued Shares immediately prior to the Effective Time) will be converted automatically into the right to receive the Closing Merger Consideration, together with those portions of the Holdback Amount and the Post-Closing Adjustment (if any) that the Stockholders and the Warrantholders become entitled to receive pursuant to the terms of the Merger Agreement.

The Merger Consideration paid to holders of the Common Stock (each, a “Stockholder”) and In-Money Warrants (each, a “Warrantholder”) is subject to a post-closing working capital adjustment, as well as certain indemnification obligations under the Merger Agreement.  The Merger Consideration that will be paid by the Purchaser to the Stockholders and Warrantholders in connection with the Closing shall be reduced by the Holdback Amount, which will be withheld by the Purchaser to secure the Post-Closing Adjustment, the indemnification obligations of the Stockholders and Warrantholders under the Merger Agreement and the Representative Expenses (as defined below).  The Holdback Amount that is not deducted by the Purchaser for the Post-Closing Adjustment, for indemnification obligations within the time periods provided in the Merger Agreement or for Representative Expenses will be released to the Stockholder Representative for distribution to the Stockholders and Warrantholders based on each Stockholder’s and Warrantholder’s Pro Rata Share.  Pursuant to the terms of the Merger Agreement, the portion of the Holdback Amount not deducted by the Purchaser for the Post-Closing Adjustment, for the Stockholders’ and Warrantholders’ indemnification obligations or for Representative Expenses will be released twelve months after the Closing (unless used or reserved to pay for indemnification claims, with any reserved funds which are not used to pay for indemnification claims to be paid to the Stockholders and Warrantholders upon final settlement of the indemnification claim).

Waiver of Dissenting Stockholder Rights

BY DELIVERY OF THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT, THE UNDERSIGNED HEREBY (I) FOREVER WAIVES ALL DISSENTING

STOCKHOLDER, APPRAISAL OR SIMILAR RIGHTS AVAILABLE TO THE UNDERSIGNED IN CONNECTION WITH SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW WITH RESPECT TO ANY SHARES AT ANY TIME HELD BY THE UNDERSIGNED NOT PREVIOUSLY WAIVED AND (II) FULLY AND COMPLETELY WITHDRAWS ALL OBJECTIONS PREVIOUSLY MADE TO THE MERGER (IF ANY) AND/OR DEMANDS FOR THE PURCHASE OF THE UNDERSIGNED’S DISSENTING SHARES, IF ANY, WITH RESPECT TO ANY SHARES AT ANY TIME HELD BY THE UNDERSIGNED.

Consent to Terms and Conditions of the Merger Agreement

The undersigned understands, acknowledges and agrees that completion and delivery of this Letter of Transmittal constitutes agreement to the transactions contemplated by the Merger Agreement subject to its terms and conditions.  The undersigned has reviewed and understands the terms and conditions of the Merger Agreement, including without limitation, the representations and warranties, covenants, and indemnification and holdback provisions of Articles II, III, IV, V, VI, and VIII of the Merger Agreement.  In particular, the undersigned understands that, pursuant to the Merger Agreement, the Holdback Amount will also be available to satisfy any claims by the Purchaser Indemnitees,  any post-closing price adjustment and any Representative Expenses, in each case, pursuant to (and subject to the limitations set forth in) the Merger Agreement and/or this Letter of Transmittal.

The undersigned is strongly urged to consult with his or her legal, tax and/or financial advisor(s) regarding the consequences to the undersigned of the Merger, the Merger Agreement, and the undersigned’s execution of this Letter of Transmittal.

The undersigned’s signature on this Letter of Transmittal and tender of Shares constitutes the undersigned’s (a) acknowledgment and agreement that the undersigned shall be deemed to be bound by the obligations in the Merger Agreement as a “Stockholder” and therefore shall be subject to all of the covenants, terms and conditions set forth in the Merger Agreement; and (b) approval of and consent to the appointment of Francis D. John as representative and attorney-in-fact for and on behalf of the Stockholders and Warrantholders to act as the “Stockholder Representative” for the limited purpose as contemplated by the Merger Agreement, including Article IV thereof.

The undersigned acknowledges and agrees that the Stockholder Representative has full power and authority to make, on behalf of the Stockholder, all decisions delegated to the Stockholder Representative pursuant to the Merger Agreement and otherwise to act on behalf of the Stockholders and Warrantholders in all respects with respect to the Merger Agreement, including, without limitation, with respect to (i) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such indemnification claims; (ii) litigate, arbitrate, resolve, settle or compromise any claim for indemnification made pursuant to Section 7.11(a) or Article IX of the Merger Agreement; (iii) waive any breach or default of Purchaser or Merger Sub under the Merger Agreement; (iv) receive service of process in connection with any claims under the Merger Agreement and give and receive notices and communications; and (v) take all actions necessary in the judgment of the Stockholder’s Representative for the accomplishment of the foregoing and any other post-Closing matters.  The

Stockholder Representative shall have the authority and power to act on behalf of the Stockholders and Warrantholders with respect to the disposition, settlement or handling all indemnification claims under the Merger Agreement. The Stockholders and Warrantholders shall be bound by all actions taken and documents executed by the Stockholder Representative in connection with Section 7.11(a) and Article IX of the Merger Agreement, and Purchaser shall be entitled to rely on any action or decision of the Stockholder Representative or any Contract, document or instrument signed by the Stockholder Representative, in each case, as action by, on behalf of and with the consent of all Stockholders and Warrantholders.  Any payment made to the Stockholder Representative shall be deemed to be made to the Stockholders and Warrantholders, and Purchaser shall have no further liability to the Stockholders or Warrantholders with respect to any such payment.  In performing the functions specified in the Merger Agreement, the Stockholder Representative may act upon any instrument or other writing believed by the Stockholder Representative to be genuine and to be signed or presented by the proper Person and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of the Merger Agreement in the absence of gross negligence or willful misconduct on the part of the Stockholder Representative.  By approval of the Merger, each Stockholder and Warrantholder agrees that the Stockholder Representative shall be indemnified and held harmless from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties.  Any out of pocket costs and expenses incurred by the Stockholder Representative in connection with actions taken by the Stockholder Representative pursuant to the terms of the Merger Agreement (including the hiring of legal counsel and accountants and the incurring of legal and accounting fees and costs) (“Representative Expenses”) shall be deducted from the Holdback Amount, up to, in the aggregate, the Expense Reimbursement Cap.  The Stockholder Representative may request that the Purchaser withhold a disproportionate amount of Merger Consideration from any Stockholder(s) and Warrantholder(s) that were the cause of any Representative Expenses.  Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority to interpret all the terms and provisions of the Merger Agreement and to consent to any amendment thereof, on behalf of all the Stockholders and Warrantholders and their respective heirs, successors and assigns.

Surrender of Shares

The undersigned acknowledges that, until surrendered in accordance with the terms and subject to the conditions of the Merger Agreement and this Letter of Transmittal, the undersigned’s Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the consideration payable in respect of such Shares in accordance with the terms of the Merger Agreement, and that from and after the Effective Time, the undersigned shall cease to have any rights as a holder of securities of the Company.

The undersigned represents below that the undersigned has full authority to surrender the Shares, free and clear of all liens, claims and encumbrances.  All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.  Subject to, and effective upon, payment for the Shares surrendered herewith, in accordance with the terms and subject to the conditions of the Merger Agreement and this Letter of Transmittal, the undersigned hereby assigns and transfers to, or upon the order of, Company all right, title and interest in and to all of the Shares that are being surrendered hereby.  The surrender of Shares is irrevocable but will not be effective until receipt and acceptance of this Letter of Transmittal by the Exchange Agent.

The undersigned understands, acknowledges and agrees that surrender is not made in acceptable form until the receipt by Exchange Agent of this Letter of Transmittal, or a facsimile or PDF copy hereof, duly completed and signed, together with all accompanying evidences of authority in form reasonably satisfactory to Parent (which may delegate power in whole or in part to an Affiliate or a representative thereof).  All questions as to validity, form and eligibility of any surrender of Shares hereby will be reasonably determined by Parent in good faith (which may delegate power in whole or in part to an Affiliate or a representative thereof), and such determination shall be final and binding.  The undersigned acknowledges and agrees that the consideration to be paid in exchange for each Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

The undersigned will, upon request, execute and delivery any additional documents reasonably deemed appropriate or necessary by Parent, Purchaser, Company or the Stockholder Representative, in connection with the surrender of the Shares.  All authority conferred or agreed to be conferred in this Letter of Transmittal shall not be affected by the death or disability of the undersigned, and shall be binding upon the successors, assigns, heirs, executors and administrators and legal representatives of the undersigned.

Representations and Warranties; Indemnification

By completion and delivery of this Letter of Transmittal, the undersigned hereby expressly represents and warrants to Parent and Purchaser as follows:

(i)                                     The undersigned is the registered and beneficial holder of the Shares listed in Box C of this Letter of Transmittal, with good title to, and full power and authority to sell, assign and transfer, such Shares, free and clear of all liens, claims and encumbrances (other than pursuant to the Merger Agreement), and not subject to any adverse claims, and the Shares listed in Box C to this Letter of Transmittal constitute all shares of capital stock of Company that the undersigned owns, holds of record or has been granted as of the date of execution hereof.  The undersigned owns no direct capital stock or other securities in the Company.

(ii)                                  The undersigned has full power and authority, and, if the undersigned is an individual, capacity, to execute and deliver this Letter of Transmittal and to perform his, her or its obligations hereunder and under the Merger Agreement.

(iii)                               The execution and delivery of this Letter of Transmittal has been duly authorized by all necessary action (including, without limitation, if the undersigned is a corporation, any necessary approval by its board of directors and stockholders, as the case may be; if the undersigned is a partnership, any necessary approval by its general partner or limited partners, as the case may be; and if the undersigned is a limited liability company, approval by its manager and, if necessary, members, as the case may be) on the part of the undersigned, if any, and this Letter of Transmittal constitutes a valid and binding obligation of the undersigned, enforceable against him, her or it in accordance with its terms.

(iv)                              There is no limitation or restriction on the sale, transfer and delivery of the Shares listed in Box C this Letter of Transmittal that will be breached by complying with these instructions in accordance with this Letter of Transmittal.

(v)                                 The undersigned has the sole voting power and sole power with respect to the Shares set forth in Box C of this Letter of Transmittal hereby delivered, with no restrictions on the undersigned’s voting power pertaining thereto.

(vi)                              Other than arrangements entered into with Parent or Purchaser, the undersigned is not a party to any voting trusts, proxies or any other agreements or understandings with respect to the Shares hereby delivered, and any such rights of the undersigned are hereby irrevocably and forever waived (subject to consummation of the Merger).

The undersigned hereby understands, acknowledges and agrees that all of the representations, warranties and agreements contained in this Letter of Transmittal shall survive the Merger indefinitely.  The undersigned hereby agrees to indemnify and hold harmless Parent, Purchaser, the Company, and each of their respective Affiliates, and shall reimburse them for any damages arising from, or in connection with, (a) any inaccuracy in the representations and warranties made by the undersigned in this Letter of Transmittal, or (b) any failure by the undersigned to perform or comply with any agreement in this Letter of Transmittal; provided, however, that the undersigned shall have no obligation to indemnify any of the foregoing amounts in excess of the Merger Consideration actually received by the undersigned, except in the case of fraud by the undersigned.  The undersigned hereby understands, acknowledges and agrees that Parent or Purchaser may set off the amount of any indemnification due from the undersigned against any amount due and unpaid, or otherwise subsequently payable, under the Merger Agreement and/or this Letter of Transmittal (subject to the limitations set forth in the Merger Agreement).

The undersigned understands, acknowledges and agrees that it will not, in his, her or its capacity as a Stockholder, seek, nor will it be entitled in such capacity to, reimbursement or contribution from, subrogation to, or indemnification by the Purchaser or any of any of its Subsidiaries or Affiliates, or any directors, officers or other stockholders of Company, under their respective organizational documents, the Merger Agreement, applicable law or other legal requirements or otherwise, in respect of any amounts due from the undersigned to any Purchaser Indemnitee under Article IX of the Merger Agreement or, from and after the Closing, otherwise in connection with the Merger Agreement, other than as expressly permitted by the Merger Agreement.  The undersigned further agrees not to make any claims against any directors and officers insurance policy maintained or to be maintained by or for the benefit of the Purchaser or any of its Subsidiaries or Affiliates in respect of amounts due by the undersigned, in his, her or its capacity as a stockholder of Company, to any Purchaser Indemnitee under Article IX of the Merger Agreement or otherwise in connection with the Merger Agreement.  Notwithstanding the foregoing, if the undersigned is an officer or director of the Company prior to the Closing, the undersigned is not waiving any rights to director and officer indemnification as provided by Section 7.8 of the Merger Agreement, the Certificate of Incorporation of the Company or the Bylaws of the Company.

Release

By completion and delivery of this Letter of Transmittal, and as a material inducement to Purchaser’s and Parent’s willingness to enter into the Merger Agreement and perform their respective obligations thereunder, the undersigned, on behalf of itself and each of its Affiliates hereby releases and forever discharges Parent, Purchaser, the Company, the Surviving Corporation, the Stockholder Representative, and each of their respective individual, joint or mutual, past, present and future officers, directors, representatives, Affiliates, stockholders, controlling persons, subsidiaries, successors and assigns (each a “Releasee”) from any and all claims, demands, proceedings, causes of action, orders, obligations, debts and liabilities whatsoever relating to the Company and/or the transactions contemplated by the Merger Agreement, whether known or unknown, suspected or unsuspected, both at law and in equity, which the undersigned or any of its Affiliates or representatives now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing of the Merger or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing of the Merger, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to their respective charter, bylaws or any other charter documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing of the Merger, provided that such release, discharge and waiver shall not apply to (a) the Company’s obligations to the undersigned as an employee of Company or one of its Subsidiaries for salary, benefits, expense reimbursement and other obligations owed by the Company or such Subsidiary as payment for services and not satisfied prior to the Closing, or (b) Parent’s, Purchaser’s and the Surviving Corporation’s obligations and agreements set forth in the Merger Agreement (including indemnification obligations set forth in Article IX of the Merger Agreement and the Company’s director and officer indemnification, insurance and advancement of expenses as contemplated in Section 7.8 of the Merger Agreement).  The foregoing shall not release any person for acts constituting fraud or claims against any Company executive for criminal acts.

In the event that any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect.  Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Tax Withholding

The undersigned hereby understands, acknowledges and agrees that to the extent any portion of the consideration payable to the undersigned is subject to or is otherwise reserved for payment of applicable withholding or other taxes under the Internal Revenue Code of 1986, as amended, or under any provision of state, local or foreign tax law, Parent or Purchaser shall be entitled to deduct and withhold (or cause to be deducted and withheld) the full amount of such taxes and reduce such consideration accordingly.

Please Consult Your Own Advisors

The undersigned is strongly urged to consult with legal, tax and/or financial advisor(s) of the undersigned’s choosing regarding the consequences to the undersigned of the Merger, the Merger Agreement, and the undersigned’s execution of this Letter of Transmittal, and the undersigned acknowledges that the undersigned (a) availed himself, herself or itself of such right and opportunity (to the extent that the undersigned so desired), (b) has carefully reviewed and understands the terms of the Merger Agreement and this Letter of Transmittal, and (c) is competent to execute this Letter of Transmittal free from coercion, duress or undue influence.

*****

Please review the General Instructions accompanying this Letter of Transmittal carefully before completing.

Box A — Signature of Registered Stockholder(s)	Box B — Wire Transfer Instructions
I, the registered stockholder of the shares set forth in Box C, have read this Letter of Transmittal in its entirety and agree to the terms and conditions contained herein:

To be completed ONLY if the undersigned would like to be paid by wire transfer instead of check. All checks will be mailed to the address set forth in Box C. Note that Parent or Purchaser may elect to pay amounts by check and not wire transfer.

Signature	Bank

Print Name & Title (If Applicable)	Account Name

Signature	Account Number

Print Name & Title (If Applicable)	ABA Number

Telephone Number	Reference

Box C — Stockholder Registration and

Shares Surrendered

Name and Address of Registered Stockholder(s)	Shares Being Surrendered (Attach additional signed list, if necessary)

	Name of Registered Holder	Number of Shares Held

Total Number of Shares:

Box D — Special Payment Instructions	Box E — Signature Guarantee
To be completed ONLY if the check is to be issued in the name(s) of someone other than the registered holder(s) in Box C. Note: Medallion Guarantee in Box E is required. PAY TO:	If you have completed Box D, your signature MUST be Medallion Guaranteed by an eligible financial institution

Name

Street Address

City, State and Zip Code

Telephone Number	Note: A notarization by a notary public is not acceptable.

General Instructions

1.                                      Delivery of Letter of Transmittal:  This Letter of Transmittal or a facsimile hereof, completed and signed (Box A), must be used in connection with the delivery and surrender of the Shares.  Surrender of the Shares, and the risk of loss and title to the Shares shall pass, only upon proper tender of the Shares as provided herein.  The Letter of Transmittal should be completed and signed exactly as the surrendered Shares are registered in the stockholder register of Company and as legibly as possible.  If any surrendered Shares are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.  Letters of Transmittal executed by trustees, executors, administrators, guardians, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer’s authority to act (e.g., corporate resolution, partnership agreement, etc.).

2.                                      Endorsement and Signature Guarantee:  Stock powers and signature guarantees are unnecessary unless the Shares are registered in a name other than that of the person surrendering the Shares or if the person receiving payment will be different from the current registration as indicated in Box C.  In either case, Box E (Medallion Signature Guarantee) must be completed.   The guarantee is a form of signature verification which can be obtained from a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program.

3.                                      Special Payment Instructions:  Provide new payee information in Box D if different than those listed in Box C.  A Medallion Guarantee is required.  Please see Instruction No. 2. Failure to provide the required documentation will result in payment being issued to the registered Stockholder(s) as shown in Box C.

4.                                      Multiple Owners:  If any of the Shares surrendered hereby are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal.  If any of the Shares surrendered hereby are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as necessary as there are different registrations of the Shares.

5.                                      Stock Transfer Taxes:  If payment in respect of the Shares is to be made to a person other than the person in whose name such Shares are registered, then as a condition of payment the person requesting such payment must have established to the satisfaction of Parent that any transfer and other taxes required by reason of such payment to a person other than the registered holder of such Shares have been paid or are not applicable.

6.                                      Internal Revenue Service Form W-9 (or, for non-U.S. persons, Form W-8):  Under the federal income tax law, a non-exempt Stockholder surrendering Shares is required to provide the disbursing agent with such stockholder’s certified taxpayer identification number (“TIN”).  Therefore, please complete and sign the Internal Revenue Service (“IRS”) Form W-9 attached to this Letter of Transmittal (or, if you are a non-U.S. person for U.S. federal income tax purposes, an appropriate IRS Form W-8 (including, in the case of IRS Form W-8BEN-E, any finalized, successor or updated form)).  A disregarded domestic entity that has a foreign owner must use the appropriate IRS Form W-8, and not an IRS Form W-9.  Instructions for completing IRS Form W-9 are included with the Form.  Additional information on completing the IRS Form W-9 can be found on the IRS website at www.irs.gov.  Copies of the IRS Form W-8, and instructions on completing such forms, can be found on the IRS website www.irs.gov.

7.                                      Nonresident alien individuals or foreign entities:  Nonresident alien individuals or foreign entities that are exempt from the U.S. information return reporting and backup withholding rules need to complete IRS Form W-8BEN, W-8BEN-E (including any finalized, successor or updated form), W-8ECI, W-8IMY, or W-8EXP and provide all required supporting documentation to obtain an exemption.  Copies of the IRS Form W-8 and related instructions can be found on the IRS website at www.irs.gov.

8.                                      Returning Letter of Transmittal:  Return this Letter of Transmittal with the appropriate IRS forms only to the Exchange Agent at the following address.  If the Letter of Transmittal is sent by mail, registered mail with return receipt is requested.

By First Class Mail, Courier or Overnight Delivery:

Webster Bank, NA

CityPlace II, 5th Floor

185 Asylum Street

Hartford CT 06103

Attn: Tara Carver

Phone: (860) 692-1746

IMPORTANT TAX INFORMATION

In order to avoid backup withholding of United States federal income tax, United States federal income tax law generally requires that if your Shares are accepted for payment, you or your assignee (in either case, the “Payee”) must provide Parent and Purchaser (each a “Payer”) with the Payee’s correct TIN, which, in the case of a Payee who is an individual, is generally the Payee’s social security number.  If the Payer is not provided with the correct TIN or an adequate basis for an exemption, the Payee may be subject to a $100 penalty imposed by the IRS and backup withholding (currently at a rate of 28%) on reportable payments, if any, received by the Payee in connection with the Merger.  Backup withholding is not an additional tax.  Rather, the tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld.  If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the IRS.

To prevent backup withholding, each Payee that is a “United States person” for U.S. federal income tax purposes must provide either (A) such Payee’s correct TIN by completing the IRS Form W-9, a copy of which is included herewith, certifying that (i) the TIN provided is correct, (ii) (a) the Payee is exempt from backup withholding, (b) the Payee has not been notified by the IRS that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the Payee that such Payee is no longer subject to backup withholding, and (iii) the Payee is a U.S. citizen or other U.S. person (including a U.S. resident alien), or (B) an adequate basis for exemption from backup withholding.

If the Payee has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, such Payee should write “APPLIED FOR” in the space for the TIN in Part I of the IRS Form W-9 and should sign and date the IRS Form W-9.  If the Payee has not provided a properly certified TIN to the Payer by the time of payment, backup withholding will apply to all reportable payments made to the Payee in connection with the Merger.

If the Shares are held in more than name or are not in the name of the actual owner, consult the instructions on the IRS Form W-9 for additional guidelines on which name and TIN to report.

Certain Payees (including, among others, certain corporations and certain foreign individuals) are not subject to backup withholding.  To prevent possible erroneous backup withholding, an exempt Payee that is a “United States person” for U.S. federal income tax purposes should complete the Form W-9 by providing such Payee’s correct TIN, signing and dating the form and checking the “Exempt payee” box on the IRS Form W-9.  See the IRS Form W-9 for additional instructions.  In order for a Payee who is not a United States person for U.S. federal income tax purposes to establish its exemption from backup withholding, such person must submit an appropriate and properly completed IRS Form W-8BEN, W-8BEN-E (including any finalized, successor or updated form), W-8ECI, W-8EXP or W-8IMY, as the case may be, signed under penalties of perjury attesting to such exempt status.  Such forms may be obtained from Parent or from the IRS at its Internet website: www.irs.gov.

PAYEES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING BACKUP WITHHOLDING AND REPORTING REQUIREMENTS.

Please note that the foregoing certifications do not exempt the undersigned from any compensation-related withholdings that may be required.  Any payment pursuant to the Merger Agreement that is treated as wages for tax purposes will be subject to the normal withholding requirements that are applicable to wages, regardless of the submission of the Form W-9 or a Form W-8.

TO COMPLY WITH IRS CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS LETTER OF TRANSMITTAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER THE INTERNAL REVENUE CODE; (B) THIS LETTER OF TRANSMITTAL IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) A TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

FORM W-9

Request for Taxpayer Identification Number and Certification

(Intentionally Omitted)

EXHIBIT B

WARRANT TERMINATION AGREEMENT

FOR WARRANTS

OF

AMERICAN BROADBAND, INC.
D/B/A UNITED NETWORK SERVICES, INC.

This Warrant Termination Agreement and any other required documents should be completed and hand-delivered or sent by overnight courier or registered mail, return receipt requested and insured to the following:

By First Class Mail, Courier or Overnight Delivery:
American Broadband, Inc.,
d/b/a United Network Services, Inc.

3220 Keller Springs Road

Suite 108, Carrollton, Texas 75006

Attn: Finance Department

DESCRIPTION OF WARRANTS TERMINATED

Name(s) of Registered Holder(s)
(Please fill in, exactly as name(s)
appear(s) on the warrant
agreement(s))

Security Position(s) Cancelled (Attach additional signed list if necessary)

Description of Warrant(s)	Number of Shares Subject to such Warrant(s)	Check box if Lost/Misplaced (See Instruction 10)	Per Share Exercise Price(s)
☐
☐
☐
☐
☐
☐

DELIVERY OF THIS WARRANT TERMINATION AGREEMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.  YOU MUST (1) SIGN THIS WARRANT TERMINATION AGREEMENT WHERE INDICATED BELOW, (2) COMPLETE THE FORM W-9 OR THE FORM W-8, AS APPLICABLE, AND (3)  DELIVER BOTH DOCUMENTS BY OVERNIGHT COURIER OR REGISTERED MAIL, RETURN RECEIPT REQUESTED AND INSURED, TO THE ADDRESS SET FORTH ABOVE.

THE INSTRUCTIONS ACCOMPANYING THIS WARRANT TERMINATION AGREEMENT SHOULD BE READ CAREFULLY BEFORE THIS WARRANT TERMINATION AGREEMENT IS COMPLETED.

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Ladies and Gentlemen:

In connection with the merger (the “Merger”) of GTT USNI, Inc. (“Merger Sub”), a wholly owned subsidiary of Global Telecom & Technology Americas, Inc. (“Purchaser”) and an indirectly wholly owned subsidiary of GTT Communications, Inc. (“Parent”), with and into American Broadband, Inc. d/b/a United Network Services, Inc. (the “Company”), pursuant to an Agreement and Plan of Merger, dated October 1, 2014 (the “Merger Agreement”), by and among Parent, Purchaser, Merger Sub, the Company, and Francis D. John, solely in his capacity as the Stockholder Representative, the undersigned hereby acknowledges, agrees and approves of the cancellation and/or conversion of each of his, her or its warrants issued by the Company to purchase shares of Company’s common stock (“Warrants”) in exchange for the consideration set forth below, without interest and subject to the terms and conditions of the Merger Agreement.  Capitalized terms used but not otherwise defined in this Warrant Termination Agreement shall have the meanings ascribed to them in the Merger Agreement.

Payment in Respective of In-Money Warrants

As a result of, and contingent upon, the Merger, at the Effective Time, each In-Money Warrant will be terminated and converted automatically into the right to receive an amount in cash, without interest, equal to the (i) Closing Merger Consideration, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such In-Money Warrant, multiplied by (y) the excess of the Closing Per Share Merger Consideration over the per share exercise price under such In-Money Warrant, and (ii) any amounts that may become payable in respect of such In-Money Warrant in the future from the Holdback Amount or in respect of the Post-Closing Adjustment, in each case, at the respective times and subject to the contingencies specified in the Merger Agreement (collectively, your “Warrant Payments”). After the Effective Time, each Warrantholder shall only be entitled to the payments described in Section 2.6 of the Merger Agreement.

For the avoidance of doubt, all Out-of-Money Warrants and Unvested Warrants shall be terminated and shall not have any right to receive any consideration in respect thereof.

You must complete, date, sign and return this Warrant Termination Agreement and the Internal Revenue Service (“IRS”) Form W-9 attached hereto as Exhibit A (or, if you are a non-U.S. person for U.S. federal income tax purposes, submit an appropriate and properly completed IRS Form W-8BEN, W-8BEN-E (including any finalized, successor or updated form), W-8ECI, W-8IMY or W-8EXP, together with any required supporting documentation) in order to receive your Warrant Payment(s) and/or other consideration (if any), in each case, as described above.  Copies of IRS Form W-8 and related instructions can be found on the IRS website at www.irs.gov.  In the case of any inconsistency between this Warrant Termination Agreement and the Merger Agreement (including the schedules and exhibits thereto), the Merger Agreement will control.  A copy of the Merger Agreement is attached hereto as Exhibit B for your information.

Consent to Terms and Conditions of the Merger Agreement

The undersigned understands, acknowledges and agrees that completion and delivery of this Warrant Termination Agreement constitutes agreement to the transactions contemplated by the Merger Agreement subject to its terms and conditions.  The undersigned has reviewed and understands the terms and conditions of the Merger Agreement, including without limitation, the representations and warranties, covenants, and indemnification and holdback provisions of Articles II, III, IV, V, VI, VII and IX of the Merger Agreement.  In particular, the undersigned understands that, pursuant to the Merger Agreement, the Holdback Amount will also be available to satisfy any claims by the Purchaser Indemnitees, any post-closing price adjustment and any Representative Expenses (as defined below), in each case, pursuant to (and subject to the limitations set forth in) the Merger Agreement and/or this Warrant Termination Agreement.

The undersigned is strongly urged to consult with his or her legal, tax and/or financial advisor(s) regarding the consequences to the undersigned of the Merger, the Merger Agreement, and the undersigned’s execution of this Warrant Termination Agreement.

The undersigned’s signature on this Warrant Termination Agreement constitutes the undersigned’s (a) acknowledgment and agreement that the undersigned shall be deemed to be bound by the obligations in the Merger Agreement as a “Warrantholder” and therefore shall be subject to all of the covenants, terms and conditions set forth in the Merger Agreement; and (b) and (b) approval of and consent to the appointment of Francis D. John as representative and attorney-in-fact for and on behalf of the Stockholders and Warrantholders to act as the “Stockholder Representative” for the limited purpose as contemplated by the Merger Agreement, including Article IV thereof.

The undersigned acknowledges and agrees that the Stockholder Representative has full power and authority to make, on behalf of the Warrantholder, all decisions delegated to the Stockholder Representative pursuant to the Merger Agreement and otherwise to act on behalf of the Stockholders and Warrantholders in all respects with respect to the Merger Agreement, including, without limitation, with respect to (i) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such indemnification claims; (ii) litigate, arbitrate, resolve, settle or compromise any claim for indemnification made pursuant to Section 7.11(a) or Article IX of the Merger Agreement; (iii) waive any breach or default of Purchaser or Merger Sub under the Merger Agreement; (iv) receive service of process in connection with any claims under the Merger Agreement and give and receive notices and communications; and (v) take all actions necessary in the judgment of the Stockholder’s Representative for the accomplishment of the foregoing and any other post-Closing matters.  The Stockholder Representative shall have the authority and power to act on behalf of the Stockholders and Warrantholders with respect to the disposition, settlement or handling all indemnification claims under the Merger Agreement. The Stockholders and Warrantholders shall be bound by all actions taken and documents executed by the Stockholder Representative in connection with Section 7.11(a) and Article IX of the Merger Agreement, and Purchaser shall be entitled to rely on any action or decision of the Stockholder Representative or any Contract, document or instrument signed by the Stockholder Representative, in each case, as action by, on behalf of and with the consent of all Stockholders and Warrantholders.  Any payment made to

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the Stockholder Representative shall be deemed to be made to the Stockholders and Warrantholders, and Purchaser shall have no further liability to the Stockholders or Warrantholders with respect to any such payment.  In performing the functions specified in the Merger Agreement, the Stockholder Representative may act upon any instrument or other writing believed by the Stockholder Representative to be genuine and to be signed or presented by the proper Person and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of the Merger Agreement in the absence of gross negligence or willful misconduct on the part of the Stockholder Representative.  By approval of the Merger, each Stockholder and Warrantholder agrees that the Stockholder Representative shall be indemnified and held harmless from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties.  Any out of pocket costs and expenses incurred by the Stockholder Representative in connection with actions taken by the Stockholder Representative pursuant to the terms of the Merger Agreement (including the hiring of legal counsel and accountants and the incurring of legal and accounting fees and costs) (“Representative Expenses”) shall be deducted from the Holdback Amount, up to, in the aggregate, the Expense Reimbursement Cap.  The Stockholder Representative may request that the Purchaser withhold a disproportionate amount of Merger Consideration from any Stockholder(s) and Warrantholder(s) that were the cause of any Representative Expenses.  Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority to interpret all the terms and provisions of the Merger Agreement and to consent to any amendment thereof, on behalf of all the Stockholders and Warrantholders and their respective heirs, successors and assigns.

Cancellation of Warrants

The undersigned represents that the undersigned has full authority to terminate the Warrants, free and clear of all liens, claims and encumbrances. All authority conferred or agreed to be conferred in this Warrant Termination Agreement shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned. Subject to, and effective upon, payment for the Warrants terminated hereby, in accordance with the terms and subject to the conditions of the Merger Agreement and this Warrant Termination Agreement, the undersigned hereby assigns and transfers to, or upon the order of, Company all right, title and interest in and to all of the Warrants that are being terminated hereby. The termination of the Warrants is irrevocable but will not be effective until and upon the Effective Time.  In the event the Merger Agreement is terminated prior to the Closing, previously delivered Warrant Termination Agreements shall be null and void.

The undersigned understands, acknowledges and agrees that termination of the Warrants is not made in acceptable form until the receipt by Company of this Warrant Termination Agreement, or a facsimile hereof, duly completed and signed, together with all accompanying evidences of authority in form reasonably satisfactory to Parent (which may delegate power in whole or in part to an affiliate or a representative thereof).  All questions as to validity, form and eligibility of any Warrant Termination Agreement will be reasonably determined by Parent in good faith (which may delegate power in whole or in part to an affiliate or a representative thereof), and such determination shall be final and binding.  The undersigned acknowledges and

6

agrees that the Warrant Payment(s) (including for Out-of-Money Warrants and Unvested Warrants which shall be terminated and shall not have any right to receive any consideration in respect thereof) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Warrant. The undersigned further acknowledges that the Merger is subject to various conditions.  In the event that the Merger Agreement is terminated for any reason and the Merger has not occurred, this Warrant Termination Agreement shall be promptly returned to the undersigned and shall be of no further force or effect.

Representations and Warranties

By completion and delivery of this Warrant Termination Agreement, the undersigned hereby expressly represents and warrants to Parent and Purchaser as follows:

(i)                                     The undersigned is a registered and beneficial holder of the Warrants.

(ii)                                  The undersigned has full power and authority, and, if the undersigned is an individual, the capacity, to execute and deliver this Warrant Termination Agreement and to perform his, her or its obligations hereunder and under the Merger Agreement.

(iii)                               The execution and delivery of this Warrant Termination Agreement has been duly authorized by all necessary action (including, without limitation, if the undersigned is a corporation, any necessary approval by its board of directors and stockholders, as the case may be; if the undersigned is a partnership, any necessary approval by its general partner or limited partners, as the case may be; and if the undersigned is a limited liability company, approval by its manager and, if necessary, members, as the case may be) on the part of the undersigned, if any, and this Warrant Termination Agreement constitutes a valid and binding obligation of the undersigned, enforceable against him, her or it in accordance with its terms.

The undersigned hereby understands, acknowledges and agrees that all of the representations, warranties and agreements contained in this Warrant Termination Agreement shall survive the Merger indefinitely.

The undersigned understands, acknowledges and agrees that it will not, in his, her or its capacity as a Warrantholder, seek, nor will it be entitled in such capacity to, reimbursement or contribution from, subrogation to, or indemnification by the Purchaser or any of any of its Subsidiaries or Affiliates, or any directors, officers or other stockholders of Company, under their respective organizational documents, the Merger Agreement, applicable law or other legal requirements or otherwise, in respect of any amounts due from the undersigned to any Purchaser Indemnitee under Article IX of the Merger Agreement or, from and after the Closing, otherwise in connection with the Merger Agreement, other than as expressly permitted by the Merger Agreement.  The undersigned further agrees not to make any claims against any directors and officers insurance policy maintained or to be maintained by or for the benefit of the Purchaser or any of its Subsidiaries or Affiliates in respect of amounts due by the undersigned, in his, her or its capacity as a Warrantholder, to any Purchaser Indemnitee under Article IX of the Merger

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Agreement or otherwise in connection with the Merger Agreement.  Notwithstanding the foregoing, if the undersigned is an officer or director of the Company prior to the Closing, the undersigned is not waiving any rights to director and officer indemnification as provided by Section 7.8 of the Merger Agreement, the Certificate of Incorporation of the Company or the Bylaws of the Company.

Release

By completion and delivery of this Warrant Termination Agreement, and as a material inducement to Purchaser’s and Parent’s willingness to enter into the Merger Agreement and perform their respective obligations thereunder, the undersigned, on behalf of itself and each of its Affiliates hereby releases and forever discharges Parent, Purchaser, the Company, the Surviving Corporation, the Stockholder Representative, and each of their respective individual, joint or mutual, past, present and future officers, directors, representatives, Affiliates, stockholders, controlling persons, subsidiaries, successors and assigns (each a “Releasee”) from any and all claims, demands, proceedings, causes of action, orders, obligations, debts and liabilities whatsoever relating to the Company and/or the transactions contemplated by the Merger Agreement, whether known or unknown, suspected or unsuspected, both at law and in equity, which the undersigned or any of its Affiliates or representatives now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing of the Merger or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing of the Merger, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to their respective charter, bylaws or any other charter documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing of the Merger, provided that such release, discharge and waiver shall not apply to (a) the Company’s obligations to the undersigned as an employee of Company or one of its Subsidiaries for salary, benefits, expense reimbursement and other obligations owed by the Company or such Subsidiary as payment for services and not satisfied prior to the Closing, or (b) Parent’s, Purchaser’s and the Surviving Corporation’s obligations and agreements set forth in the Merger Agreement (including indemnification obligations set forth in Article IX of the Merger Agreement and the Company’s director and officer indemnification, insurance and advancement of expenses as contemplated in Section 7.8 of the Merger Agreement).  The foregoing shall not release any person for acts constituting fraud or claims against any Company executive for criminal acts.

In the event that any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect.  Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Tax Withholding

The undersigned hereby understands, acknowledges and agrees that to the extent any portion of the consideration payable to the undersigned is subject to or is otherwise reserved for payment of applicable withholding or other taxes under the Internal Revenue Code of 1986, as amended, or under any provision of state, local or foreign tax law, Parent or Purchaser shall be

8

entitled to deduct and withhold (or cause to be deducted and withheld) the full amount of such taxes and reduce such consideration accordingly.

Please Consult Your Own Advisors

The undersigned is strongly urged to consult with legal, tax and/or financial advisor(s) of the undersigned’s choosing regarding the consequences to the undersigned of the Merger, the Merger Agreement, and the undersigned’s execution of this Warrant Termination Agreement, and the undersigned acknowledges that the undersigned (a) availed himself, herself or itself of such right and opportunity (to the extent that the undersigned so desired), (b) has carefully reviewed and understands the terms of the Merger Agreement and this Warrant Termination Agreement, and (c) is competent to execute this Warrant Termination Agreement free from coercion, duress or undue influence.

*  *  *

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Please review the General Instructions accompanying this Warrant Termination Agreement carefully before completing.

Box A — Signature of Registered Warrantholder(s)	Box B — Wire Transfer Instructions
I, the registered holder of the warrant set forth in Box C, have read this Warrant Termination Agreement in its entirety and agree to the terms and conditions contained herein:

To be completed ONLY if the undersigned would like to be paid by wire transfer instead of check. All checks will be mailed to the address set forth in Box C. Note that Parent or Purchaser may elect to pay amounts by check and not wire transfer.

Signature	Bank

Print Name & Title (If Applicable)	Account Name

Signature	Account Number

Print Name & Title (If Applicable)	ABA Number

Telephone Number	Reference

Box C — Warrantholder Registration and

WarrantsTerminated

DESCRIPTION OF WARRANTS TERMINATED

Name(s) of Registered Holder(s) (Please fill in, exactly as name(s) appear(s) on the warrant agreement(s))

Warrants Terminated (Attach additional signed list if necessary)

Description of Warrant(s)	Number of Shares Subject to such Warrant(s)	Check box if Lost/Misplaced (See Instruction 10)	Per Share Exercise Price(s)
☐
☐
☐
☐
☐
☐

Box D — Special Payment Instructions	Box E — Signature Guarantee
To be completed ONLY if the check is to be issued in the name(s) of someone other than the registered holder(s) in Box C. Note: Medallion Guarantee in Box E is required. PAY TO:	If you have completed Box D, your signature MUST be Medallion Guaranteed by an eligible financial institution

Name

Street Address

City, State and Zip Code

Telephone Number	Note: A notarization by a notary public is not acceptable.

General Instructions

1.                                      Delivery of Warrant Termination Agreement:  This Warrant Termination Agreement or a facsimile hereof, completed and signed (Box A), must be used in connection with the termination of the Warrants and payment therefor.  The Warrant Termination Agreement should be completed and signed exactly as the terminated Warrants are registered in the stockholder register of Company and as legibly as possible.  If any terminated Warrants are registered in different names, it will be necessary to complete, sign and submit as many separate Warrant Termination Agreements as there are different registrations.  Warrant Termination Agreements executed by trustees, executors, administrators, guardians, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer’s authority to act (e.g., corporate resolution, partnership agreement, etc.).

2.                                      Endorsement and Signature Guarantee:  Powers of attorney and signature guarantees are unnecessary the person receiving payment will be different from the current registration as indicated in Box C.  In either case, Box E (Medallion Signature Guarantee) must be completed.   The guarantee is a form of signature verification which can be obtained from a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program.

3.                                      Special Payment Instructions:  Provide new payee information in Box D if different than those listed in Box C.  A Medallion Guarantee is required.  Please see Instruction No. 2. Failure to provide the required documentation will result in payment being issued to the registered Warrantholder(s) as shown in Box C.

4.                                      Multiple Owners:  If any of the Warrants terminated hereby are held of record by two or more joint owners, all such owners must sign this Warrant Termination Agreement.  If any of the Warrants terminated hereby are registered in different names, it will be necessary to complete, sign and submit as many separate Warrant Termination Agreements as necessary as there are different registrations of the Warrants.

5.                                      Taxes:  If payment in respect of the Warrants is to be made to a person other than the person in whose name such terminated Warrants are registered, then as a condition of payment the person requesting such payment must have established to the satisfaction of Parent that any transfer and other taxes required by reason of such payment to a person other than the registered holder of such terminated Warrants have been paid or are not applicable.

6.                                      Internal Revenue Service Form W-9 (or, for non-U.S. persons, Form W-8):  Under the federal income tax law, a non-exempt Warrantholder is required to provide the disbursing agent with such Warrantholder’s certified taxpayer identification number (“TIN”).  Therefore, please complete and sign the Internal Revenue Service (“IRS”) Form W-9 attached to this Warrant Termination Agreement (or, if you are a non-U.S. person for U.S. federal income tax purposes, an appropriate IRS Form W-8 (including, in the case of IRS Form W-8BEN-E, any finalized, successor or updated form)).  A disregarded domestic entity that has a foreign owner must use the appropriate IRS Form W-8, and not an IRS Form W-9.  Instructions for completing IRS Form W-9 are included with the Form.  Additional information on completing the IRS Form W-9 can be found on the IRS website at www.irs.gov.  Copies of the IRS Form W-8, and instructions on completing such forms, can be found on the IRS website www.irs.gov.

7.                                      Nonresident alien individuals or foreign entities:  Nonresident alien individuals or foreign entities that are exempt from the U.S. information return reporting and backup withholding rules need to complete IRS Form W-8BEN, W-8BEN-E (including any finalized, successor or updated form), W-8ECI, W-8IMY, or W-8EXP and provide all required supporting documentation to obtain an exemption.  Copies of the IRS Form W-8 and related instructions can be found on the IRS website at www.irs.gov.

8.                                      Returning Warrant Termination Agreement:  Return this Warrant Termination Agreement with the appropriate IRS forms only to the Company at the following address.  If the Warrant Termination Agreement is sent by mail, registered mail with return receipt is requested.

By First Class Mail, Courier or Overnight Delivery:

American Broadband, Inc.,
d/b/a United Network Services, Inc.

3220 Keller Springs Road

Suite 108, Carrollton, Texas 75006

Attn: Finance Department

IMPORTANT TAX INFORMATION

In order to avoid backup withholding of United States federal income tax, United States federal income tax law generally requires that you or your assignee (in either case, the “Payee”) must provide Parent and Purchaser (each a “Payer”) with the Payee’s correct TIN, which, in the case of a Payee who is an individual, is generally the Payee’s social security number.  If the Payer is not provided with the correct TIN or an adequate basis for an exemption, the Payee may be subject to a $100 penalty imposed by the IRS and backup withholding (currently at a rate of 28%) on reportable payments, if any, received by the Payee in connection with the Merger.  Backup withholding is not an additional tax.  Rather, the tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld.  If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the IRS.

To prevent backup withholding, each Payee that is a “United  States person” for U.S. federal income tax purposes must provide either (A) such Payee’s correct TIN by completing the IRS Form W-9, a copy of which is included herewith, certifying that (i) the TIN provided is correct, (ii) (a) the Payee is exempt from backup withholding, (b) the Payee has not been notified by the IRS that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the Payee that such Payee is no longer subject to backup withholding, and (iii) the Payee is a U.S. citizen or other U.S. person (including a U.S. resident alien), or (B) an adequate basis for exemption from backup withholding.

If the Payee has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, such Payee should write “APPLIED FOR” in the space for the TIN in Part I of the IRS Form W-9 and should sign and date the IRS Form W-9.  If the Payee has not provided a properly certified TIN to the Payer by the time of payment, backup withholding will apply to all reportable payments made to the Payee in connection with the Merger.

If the Warrantsare held in more than name or are not in the name of the actual owner, consult the instructions on the IRS Form W-9 for additional guidelines on which name and TIN to report.

Certain Payees (including, among others, certain corporations and certain foreign individuals) are not subject to backup withholding.  To prevent possible erroneous backup withholding, an exempt Payee that is a “United States person” for U.S. federal income tax purposes should complete the Form W-9 by providing such Payee’s correct TIN, signing and dating the form and checking the “Exempt payee” box on the IRS Form W-9.  See the IRS Form W-9 for additional instructions.  In order for a Payee who is not a United States person for U.S. federal income tax purposes to establish its exemption from backup withholding, such person must submit an appropriate and properly completed IRS Form W-8BEN, W-8BEN-E (including any finalized, successor or updated form), W-8ECI, W-8EXP or W-8IMY, as the case may be, signed under penalties of perjury attesting to such exempt status.  Such forms may be obtained from Parent or from the IRS at its Internet website: www.irs.gov.

PAYEES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING BACKUP WITHHOLDING AND REPORTING REQUIREMENTS.

Please note that the foregoing certifications do not exempt the undersigned from any compensation-related withholdings that may be required.  Any payment pursuant to the Merger Agreement that is treated as wages for tax purposes will be subject to the normal withholding requirements that are applicable to wages, regardless of the submission of the Form W-9 or a Form W-8.

TO COMPLY WITH IRS CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS WARRANT TERMINATION AGREEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER THE INTERNAL REVENUE CODE; (B) THIS WARRANT TERMINATION AGREEMENT IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) A TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

EXHIBIT A

Form W-9

(Intentionally Omitted)

EXHIBIT C

WRITTEN CONSENT OF THE

STOCKHOLDERS

OF

AMERICAN BROADBAND, INC. D/B/A UNITED NETWORK SERVICES, INC.

(a Delaware corporation)

The undersigned stockholders of American Broadband, Inc. d/b/a United Network Services, Inc., a Delaware corporation (the “Corporation”), holding not less than the number of votes necessary to authorize, adopt and approve the Agreement and the Merger (each as defined below), hereby consent to the adoption of the following recitals and resolutions, in accordance with Section 228 of the Delaware General Corporation Law, as amended (the “Act”) and the By-laws of the Corporation:

Merger

1)            WHEREAS, the directors of the Corporation have approved and deemed advisable and in the best interests of the stockholders of the Corporation the merger (the “Merger”) of GTT USNI, a Delaware corporation (“Merger Sub”), and a wholly owned subsidiary of Global Telecom & Technology Americas, Inc., a Delaware corporation (“Purchaser”), with and into the Corporation, pursuant to the terms and conditions of a Merger Agreement (the “Agreement”), a copy of which Agreement is attached to this Consent as Exhibit A, by and among the Corporation, Purchaser, Merger Sub, GTT Communications, Inc., a Delaware corporation and Francis John, solely his capacity as the Stockholder Representative;

2)            WHEREAS, the directors, in accordance with the Act, directed that the Agreement and the transactions contemplated thereby (including, without limitation, the Merger) be submitted to the stockholders of the Corporation for adoption and approval; and

3)            WHEREAS, the undersigned have determined that it is advisable and in the best interests of the Corporation to enter into the Agreement and consummate the transactions contemplated thereby (including, without limitation, the Merger).

4)            NOW, THEREFORE, BE IT RESOLVED, that the stockholders hereby ratify the Corporation’s execution of the Agreement and authorize, adopt and approve the Agreement, the transactions contemplated thereby (including, without limitation, the Merger) and the Corporation’s performance of its obligations under the Agreement, including the execution and delivery by the Corporation of the documents and instruments to be executed and delivered by the Corporation pursuant to the Agreement.

5)            FURTHER RESOLVED, that the Corporation (and the Authorized Officers (as defined below) acting on behalf of the Corporation) be, and hereby is, authorized, empowered and directed to execute and deliver any of the documents, instruments and agreements necessary or required to be executed and delivered in connection with the Agreement and the transactions contemplated thereby (including, without limitation, the Merger), and any and all other documents requested or required to effectuate the purposes of the Merger and these resolutions, and any and all documents and agreements heretofore executed and all acts and deeds heretofore done or actions taken by the Corporation in entering into, executing, acknowledging or attesting any arrangements, agreements, instruments or documents that carry out the terms and intentions of the foregoing recital and resolutions are hereby in all respects ratified, approved and confirmed.

6)            FURTHER RESOLVED, that each stockholder, by executing this Consent, waives any and all prior notices otherwise required under the Act or the Corporation’s Certificate of Incorporation and By-laws, in each case as amended and restated to date, which were required to be given to the stockholders in connection with the Merger.

7)            FURTHER RESOLVED, that each stockholder, by executing this Consent, hereby (i) appoints Francis John as the Stockholder Representative to act for and on behalf of each stockholder as provided in the Agreement, (ii) agrees to the rights, power and authority of such persons as set forth in the Agreement, (iii) agrees to the allocation of consideration provided for by the Agreement and (iv) otherwise agrees to all of the terms and conditions of the Agreement, including the indemnification and other terms thereof.

8)            FURTHER RESOLVED, that each stockholder, by executing this Consent, waives any right such stockholder may have under Section 262 of the Act to demand appraisal for its, his or her shares.  A copy of Section 262 of the Act is attached to this Consent as Exhibit B.

General Authority

RESOLVED, that any officer of the Corporation (the “Authorized Officers”), any one of whom may act without any of the others, be, and each hereby is, authorized and directed, in the name and on behalf of the Company, to take or cause to be taken all such further actions, including, without limitation, signing, executing, acknowledging, certifying, attesting, delivering, accepting, recording and filing all such further documents, certificates and instruments and paying all fees, taxes and other expenses or payments, in each case as such Authorized Officer, in such Authorized Officer’s sole discretion, may determine to be necessary, appropriate or desirable in order to fulfill the intent and accomplish the purposes of the foregoing resolutions, such determination to be conclusively evidenced by the taking of any such further action.

FURTHER RESOLVED, that the omission from the foregoing resolutions of any agreement or other arrangement contemplated by any of the agreements or instruments described in the foregoing resolutions or any action to be taken in accordance with any requirement of any of the agreements or instruments described in the foregoing resolutions shall in no manner derogate from the authority of the Authorized Officers, or any of them, to take all actions necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions

2

contemplated by or in furtherance of any of the foregoing resolutions.

FURTHER RESOLVED, that any document heretofore executed and any action heretofore taken by any director or any officer of the Corporation in furtherance of the business of the Corporation otherwise permitted under or contemplated by these resolutions be, and each of them is, hereby ratified, confirmed and approved for all purposes and in all respects.

FURTHER RESOLVED, that the execution of this Consent may be in any number of counterparts which shall, collectively and separately, constitute one Consent and may be by original, electronic mail, or by facsimile copy, any of which shall be relied on and effective as though an original signature.

[Signature Page Follows]

3

This action by written consent shall be effective as of the date the Corporation receives the requisite consent of the Corporation’s stockholders.  By executing this action by written consent, each undersigned stockholder is giving written consent with respect to all shares of the Corporation’s capital stock held by such stockholder in favor of the above resolutions.  This action by written consent may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action.  Any copy, facsimile or other reliable reproduction of this action by written consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction is a complete reproduction of the entire original writing.  This action by written consent shall be filed with the minutes of the proceedings of the stockholders of the Corporation.

STOCKHOLDER SIGNATURE PAGE (ENTITY):

Name of Stockholder:

By:

Name:

Title:

Date:

Number of shares of common stock of the Company held:

Name and address to which notices shall be sent to Holder prior to Effective Time (please print):

(NAME)

(STREET)

(CITY) (STATE) (ZIP)

This action by written consent shall be effective as of the date the Corporation receives the requisite consent of the Corporation’s stockholders.  By executing this action by written consent, each undersigned stockholder is giving written consent with respect to all shares of the Corporation’s capital stock held by such stockholder in favor of the above resolutions.  This action by written consent may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action.  Any copy, facsimile or other reliable reproduction of this action by written consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction is a complete reproduction of the entire original writing.  This action by written consent shall be filed with the minutes of the proceedings of the stockholders of the Corporation.

STOCKHOLDER SIGNATURE PAGE (INDIVIDUAL):

Signature:

Print Name:

Date:

Number of shares of common stock of the Company held:

Name and address to which notices shall be sent to Holder prior to Effective Time (please print):

(NAME)

(STREET)

(CITY) (STATE) (ZIP)

Exhibit A

Merger Agreement

(Intentionally Omitted)

Exhibit B

Section 262 of the Act

A.            § 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c.

82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.

EXHIBIT D

TERMINATION OF EMPLOYMENT AGREEMENT AND RELEASE

This TERMINATION OF EMPLOYMENT AGREEMENT AND RELEASE (this “Agreement”) is entered into as of September [•], 2014, by and between American Broadband, Inc. d/b/a United Network Services, Inc., a Delaware corporation (the “Company”), and [•] (the “Employee”).

WHEREAS, the Company and the Employee are parties to that certain Employment Agreement dated [•] (the “Employment Agreement”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among GTT Communications, Inc., a Delaware corporation (“Parent”), Global Telecom & Technology Americas, Inc., a Virginia corporation and wholly owned subsidiary of Parent (“Purchaser”), GTT USNI, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser (“Merger Sub”), the Company, and Francis D. John, as the representative of the Company’s stockholders, whereby Purchaser will acquire the Company through the merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law, with the Company being the surviving corporation in the Merger, effective on the date hereof (the “Closing Date”); and

WHEREAS, pursuant to Section 8.1(g)(ii) of the Merger Agreement, the Closing of the Merger is contingent upon, among other things, the Company’s termination of certain employment agreements and payment of all severance amounts due thereunder, and its receipt of a termination and release agreement, in each case on or prior to the Closing Date.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.              Termination.  The Employment Agreement is hereby terminated in its entirety; provided, however, that Section 7 (Confidential Information), Section 8 (Assignment of Rights to Intellectual Property), Section 9 (Restricted Activities), Section 10 (Enforcement of Covenants), and Section 12 (Indemnification) shall survive such termination and remain in effect in accordance with the terms thereof.

2.              Payment Acknowledgment.  The Employee hereby acknowledges that the Company has made a payment to Employee in the amount of $                   and that such amount constitutes all amounts due and owing under the Employment Agreement, including all amounts due under Section 4 (Compensation and Benefits) and Section 5 (Termination of Employment and Severance Benefits).  Employee acknowledges and agrees that the Company shall have no further payment obligations under the Employment Agreement, including any future payments of severance benefits thereunder.

3.              Release of Claims.

a.              General Release of Claims.  As consideration for the Company’s payment of the Severance Benefit amounts under Section 5 (Termination of Employment and Severance Benefits) of the Employment Agreement, Employee, on behalf of himself and his heirs, executors, administrators, beneficiaries, representatives, and assigns knowingly and voluntarily releases and forever discharges the Company, Parent, Purchaser and their respective parent corporations, affiliates, subsidiaries, divisions, predecessors, successors and assigns, and their respective current and former employees, members, attorneys, insurers, officers, shareholders, directors, and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees based on any conduct occurring from the beginning of the world up to and including the date on which Employee signs this Termination of Employment Agreement and Release, including, but not limited to, any alleged violation of: the United States Constitution; the Immigration and Nationality Act, 8 U.S.C. § 1101 et seq.; Sections 1981 through 1988 of Title 42 of the United States Code, 42 U.S.C. §§ 1981-1988; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; the Older Worker Benefit Protection Act, 29 U.S.C. § 621, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. § 1161 et seq.; the Fair Credit Reporting Act, 15  U.S.C. § 1681 et seq.; the Family and Medical Leave Act; (and including any and all amendments to the above); and/or any other federal, state, city, local or other human rights, civil rights, wage-hour, wage-payment, immigration, pension, employee benefits, labor, employment or other laws, rules, regulations, codes, guidelines, constitutions, ordinances, public policies, contracts (whether oral or written, express or implied) or tort laws; any claim arising under the health, welfare and/or employee benefit plans or programs of any Releasee; any claims arising under any policy, procedure or practice of any Releasee; any claims for emotional distress, pain and suffering or mental anguish; any claims for any costs, fees or other expenses, including but not limited to any claims for attorneys’ fees and/or costs; any claims arising under the common law; and/or any claims arising under the Employment Agreement.

b.              Exclusions.  Excluded from the scope of the foregoing release is (i) any claim arising under the terms of this Agreement after the Closing Date, and (ii) any right of indemnification or contribution that Employee has pursuant to the Company’s Certificate of Incorporation, By-Laws, or any indemnification agreement between the Company and Employee.

c.               Employee Acknowledgements and Affirmations.

i.                  Employee affirms that, other than the consideration set forth in Paragraph 2 above, Employee has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled.  Employee also affirms that Employee has been paid and/or has received all leaves (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled under the Employment Agreement.

ii.               Employee has read this entire Agreement including the full release of claims and fully understand its terms.

iii.            Employee has been hereby advised to consult with an attorney prior to signing this Agreement and has had an opportunity to review this Agreement with an attorney.

iv.           Employee is voluntarily entering into this Agreement.

4.              Amendment.  This Agreement may not be modified, altered, or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

5.              Entire Agreement.  This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties.  Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Termination of Employment Agreement and Release, except for those set forth in this Termination of Employment Agreement and Release.

6.              Attorneys’ Fees and Costs.  In the event that any party institutes any legal suit, action or proceeding against the other party arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs, and also including attorneys’ fees and costs incurred in litigating entitlement to attorneys’ fees and costs, as well as in determining or quantifying the amount of recoverable attorneys’ fees and costs.

7.              Counterparts.  This agreement may be executed in counterparts, each of which will constitute an original, but all of which together constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Termination of Employment Agreement and Release on the day and year first written above.

EMPLOYEE

Name:

AMERICAN BROADBAND, INC. D/B/A UNITED NETWORK SERVICES, INC.

By:
Name:
Title: